UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of The
Securities Exchange Act of 1934
(Amendment No.    )

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Preliminary Proxy Statement

¨	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

¨	Definitive Additional Materials

¨	Soliciting Material Pursuant to §240.14a-12
A. O. Smith Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 2, 2023

DEAR FELLOW A. O. SMITH STOCKHOLDER:

We are pleased to invite you to our Annual Meeting of Stockholders, to be held on Tuesday, April 11, 2023, at 9:00 a.m. Eastern Daylight Time. This year’s Annual Meeting will be held at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio. The attached Notice of our 2023 Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business we will address at the meeting. You can also review our 2022 Annual Report, which incorporates our Form 10-K, to learn more about our financial performance.

Your vote is important. We encourage you to sign and return your proxy or vote by telephone or through the Internet as soon as possible so that your shares will be represented and voted at the meeting. Even if you submit a proxy, you can revoke it at any time before the meeting if you choose to attend and vote during the meeting.

This has been a year of challenges and opportunities for our company. I am very proud of the way our employees stepped up to meet the challenges without sacrificing our commitment to profitable growth in a socially responsible manner. As reflected in our 2022 ESG Report, sustainability is ingrained in who we are as an organization and what we do every day. As a water technology company known for innovation, we are committed to sustainable products and operations.

Thank you for being a stockholder and for your support of our company. We hope you will attend the Annual Meeting of Stockholders.

Sincerely,

Kevin J. Wheeler

Chairman, President

and Chief Executive Officer

March 2, 2023

NOTICE OF 2023 ANNUAL MEETING

OF STOCKHOLDERS

The 2023 Annual Meeting of Stockholders of A. O. Smith Corporation will be held at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio, on Tuesday, April 11, 2023 at 9:00 a.m. Eastern Daylight Time (EDT) for the following purposes:

(1)	To elect our Board of Directors;

(2)	To approve, by advisory vote, the compensation of our named executive officers;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

(4)	To recommend, by advisory vote, whether the company will conduct future advisory votes on the compensation of our named executive officers every year, every two years or every three years;

(5)	To consider a stockholder proposal, if properly presented at the meeting, requesting a Board report assessing inclusion in our workplace; and

(6)	To consider and act upon such other business as may properly come before the Annual Meeting.

Stockholders of record as of February 21, 2023, are entitled to attend and vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available by appointment at our offices at 11270 West Park Place, Milwaukee, Wisconsin, as of March 31, 2023, for examination by stockholders.

All stockholders must pre-register in order to attend the Annual Meeting of Stockholders of A. O. Smith Corporation. Please contact us by email at jstern@aosmith.com or by telephone at 414-359-4000 and provide your name, address, telephone number and indicate that you plan to attend the Annual Meeting. We will respond to all pre-registration requests and will maintain a list of verified stockholders at the Annual Meeting. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. Annual meeting pre-registration requests must be received by the end of business on Friday, April 7, 2023.

By Order of the Board of Directors,

James F. Stern

Executive Vice President,

General Counsel and Secretary

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

Meeting Information

Date: Tuesday, April 11, 2023

Time: 9:00 a.m. (EDT)

Place: Hilton Columbus at Easton 3900 Chagrin Drive Columbus, Ohio

Whether or not you plan to attend the meeting, we encourage you to vote your shares. You may vote your shares over the Internet, as we describe in the accompanying materials and the Important Notice Regarding the Availability of Proxy Materials. As an alternative, if you received a paper copy of the Proxy Card by mail, you may sign, date and mail the Proxy Card in the envelope provided or use the toll-free telephone number on the Proxy Card. No postage is necessary if mailed in the United States. Voting over the Internet, voting via the toll-free telephone number or mailing a Proxy Card will not limit your right to attend and vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON APRIL 11, 2023:

The Notice of 2023 Annual Meeting of Stockholders, this Proxy Statement and our 2022 Annual Report are also available at www.proxydocs.com/aos.

PROXY STATEMENT FOR 2023 ANNUAL MEETING

PROXY STATEMENT

2023 ANNUAL MEETING

General Information

This Proxy Statement is furnished to stockholders of A. O. Smith Corporation in connection with the solicitation by its Board of Directors of proxies for use at the Annual Meeting of Stockholders of our company to be held on April 11, 2023 at 9:00 a.m. (EDT). The Annual Meeting will be at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio.

Under rules of the Securities and Exchange Commission, or “SEC”, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice. Instead, the Notice will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The company is mailing the Notice on or about March 2, 2023, to each stockholder at the holder’s address of record.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on April 11, 2023: The Notice of 2023 Annual Meeting of Stockholders, this Proxy Statement and our 2022 Annual Report are also available at www.proxydocs.com/aos.

Record Date

The record date for stockholders entitled to notice of and to vote at the meeting is the close of business on February 21, 2023 (the “Record Date”). As of the Record Date, we had issued 26,035,656 shares of Class A Common Stock, par value $5 per share, 25,905,276 shares of which were outstanding and entitled to one (1) vote each for Class A Common Stock directors and other matters. As of the Record Date, we had issued 164,671,936 shares of Common Stock, par value $1 per share, 125,010,190 shares of which were outstanding and entitled to one (1) vote each for Common Stock directors and one-tenth (1/10th) vote each for other matters.

Class Voting for Directors

Under our Restated Certificate of Incorporation, as long as the number of outstanding shares of our Common Stock is at least 10% of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock, the holders of the Class A Common Stock and holders of the Common Stock vote as separate classes in the election of directors. The holders of our Common Stock are entitled to elect, as a class, 33 1/3% of our entire Board of Directors, rounded up to the next whole director, and the holders of our Class A Common Stock are entitled to elect the remainder of the Board. The holders of our Class A Common Stock have the right to elect the remainder of the directors of the Board pursuant to the preceding sentence as long as the number of outstanding shares of our Class A Common Stock is 12.5% or more of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock. Stockholders are entitled to one (1) vote per share in the election of directors for their class of stock. As a result of these provisions and the shares of the two classes of our stock that are outstanding, holders of Common Stock will elect four directors at the Annual Meeting and holders of Class A Common Stock will elect six directors.

Quorum

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for purposes of holding the Annual Meeting. The voting by stockholders at the

2023 Proxy Statement        1

Proxy Statement 2023 Annual Meeting

meeting is conducted by the inspectors of election. Abstentions and broker non-votes, if any, are counted as present in determining whether the quorum requirement is met.

Required Vote

Directors are elected by a plurality of the votes cast, by proxy (whether by Internet, telephone or mail) or in person, with the holders voting as separate classes. This means that the nominees who receive the greatest number of votes cast are elected as directors. Consequently, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors.

For all other matters considered at the meeting, both classes of stock vote together as a single class, with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share. The proposal to approve the compensation of our named executive officers by advisory vote and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm and the stockholder proposal, if properly presented at the meeting, requesting a Board report assessing inclusion in our workplace will be approved if a majority of the votes present or represented at the meeting and entitled to vote on the matter are cast in favor of the matter. For the proposal to recommend the frequency of future advisory votes on the compensation of our named executive officers, the frequency receiving the greatest number of votes cast, whether every one, two or three years, will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders approve. On all such other matters, an abstention will have the same effect as a vote “against” but, because shares held by brokers will not be considered entitled to vote on matters as to which the beneficial owners withhold authority, a broker non-vote will have no effect on the vote.

Cost of Soliciting Proxies

The cost of soliciting proxies, including preparing, assembling and mailing the Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

How to Vote

Via the Internet – Stockholders of record can simplify their voting by voting their shares via the Internet as instructed in the Important Notice Regarding the Availability of Proxy Materials. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for stockholders of record is available 24 hours a day and will close at 11:59 pm (CDT) on April 10, 2023.

By Telephone – Stockholders of record who received a paper Proxy Card can vote their shares by a toll-free telephone number on the Proxy Card or in the voting instruction form sent by their broker, bank or other agent. Telephone voting for stockholders of record is available 24 hours and will close at 11:59 pm (CDT) on April 10, 2023.

By Mail – Stockholders of record who have received a paper Proxy Card may vote by completing, signing and dating their Proxy Card and mailing it in the pre-addressed envelope. Proxy Cards submitted by mail must be received by April 10, 2023, for your shares to be voted. Stockholders who hold shares beneficially in street name and received a voting instruction form from their broker, bank or other agent may vote by completing, signing and dating the instruction form provided by the broker, bank or other agent and mailing it in the pre-addressed envelope provided.

2        A. O. Smith Corporation

Proxy Statement 2023 Annual Meeting

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted “for” all or some of the nominees for director listed or you may “withhold” your vote from all or some of the nominees for director. With respect to the proposal to approve the compensation of our named executive officers by advisory vote, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, and the stockholder proposal, if properly presented at the meeting, requesting a Board report assessing inclusion in our workplace, you may vote “for” or “against” any proposal or you may “abstain” from voting on any proposal. With respect to the proposal to recommend the frequency of future advisory votes on the compensation of our named executive officers, you may vote for “one year,” “two years” or “three years” or you may “abstain” from voting on the proposal.

If you submit a proxy via the Internet, by telephone or by mailing a Proxy Card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement. Specifically, we will vote in favor of our nominees for directors, in favor of approving the compensation of our named executive officers, in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, for holding future advisory votes on the compensation of our named executive officers every year and against the stockholder proposal, if properly presented at the meeting, requesting a Board report assessing inclusion in our workplace. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of 2023 Annual Meeting of Stockholders, we knew of no other matters to be presented at the Annual Meeting.

At the Annual Meeting – Shares held in your name as the stockholder of record may be voted by you at the Annual Meeting. Shares held beneficially in street name may be voted by you at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares. Whether you hold stock in your name or as a beneficial owner, you will need to register in advance to vote at the Annual Meeting as described below under “Attendance at Annual Meeting.”

Revocation of Proxies

You may revoke your proxy at any time before the Annual Meeting by delivering written notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of our company or by registering in advance to vote at the Annual Meeting as described below under “Attendance at Annual Meeting” and voting at that time.

Stockholders Sharing the Same Address

SEC rules permit us to deliver only one copy of a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify our company of their requests by calling or writing Helen E. Gurholt, Vice President – Investor Relations and Financial Planning & Analysis, A. O. Smith Corporation, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508; 414-359-4000.

Attendance at Annual Meeting

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. You must pre-register in order to attend. Please contact us by email at jstern@aosmith.com or by telephone at 414-359-4000 and provide your name, address, telephone number with area code, and indicate that you plan to attend the Annual Meeting.

We will respond to all pre-registration requests and will maintain a list of verified stockholders at the Annual Meeting. To gain admission at the meeting, you must present government-issued photo identification showing your name, address and signature for admission.

Annual meeting pre-registration requests must be received by the end of business on Friday, April 7, 2023.

2023 Proxy Statement        3

PRINCIPAL STOCKHOLDERS

The following table shows persons who may be deemed to be beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of any class of our stock. Unless otherwise noted, the table reflects beneficial ownership as of December 31, 2022.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class A Common Stock	Smith Family Voting Trust 11270 West Park Place Milwaukee, WI 53224	25,077,373[1]	96.80%

Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	14,699,923[2]	11.56%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,027,115[3]	7.90%

Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,368,072[4]	7.38%

1

The Smith Family Voting Trust (the “Voting Trust”) owned 25,077,373 shares of Class A Common Stock and 1,169,582 shares of Common Stock as of December 31, 2022. Pursuant to our Amended and Restated Certificate of Incorporation, Class A Common Stock is convertible at any time at the option of the holder into Common Stock on a share-for-share basis. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. The trustees of the Voting Trust are Bruce M. Smith, Mark D. Smith and Robert L. Smith. Bruce M. Smith and Robert L. Smith are brothers, and Mark D. Smith is their cousin. The trustees do not have beneficial ownership of shares of Class A Common Stock or Common Stock owned by the Voting Trust. The Voting Trust has sole voting power, exercised by a majority of the three trustees, with respect to shares in the Voting Trust. Whenever beneficiaries of the Voting Trust possessing trust interests representing in the aggregate at least 75% of all the votes represented in the Voting Trust direct the sale of shares in the Voting Trust, the trustees must make the sale. If the trustees unanimously authorize a sale of shares in the Voting Trust, with the written consent of beneficiaries of the Voting Trust possessing trust interests representing in the aggregate a majority of all of the votes represented in the Voting Trust, the trustees may make the sale. The Voting Trust will exist until April 23, 2039, and thereafter for additional 30-year renewal periods unless earlier terminated by a vote of beneficiaries holding 75% or more of the votes in the Voting Trust or by applicable law.

2

Based on the Schedule 13G/A The Vanguard Group filed with the SEC on February 9, 2023. The Vanguard Group has sole voting power over 0 shares, shared voting power over 159,907 shares, sole dispositive power over 14,247,067 shares and shared dispositive power over 422,856 shares.

3	Based on the Schedule 13G/A BlackRock Inc. filed with the SEC on February 3, 2023. BlackRock Inc. has sole voting power over 9,098,743 and sole dispositive power over 10,027,115 shares.

4

Based on the Schedule 13G State Street Corporation filed with the SEC on February 8, 2023. State Street Corporation, together with its subsidiaries, has shared voting power over 8,788,675 and shared dispositive power over 9,367,465 shares.

Information on beneficial ownership is based upon Schedules 13D or 13G filed with the SEC and any additional information that any beneficial owners may have provided to us.

The Smith family has a special interest in the long-term success of our company and their interest provides stability in the face of short-term market pressures and outside influences. Throughout the 149 years of our company’s existence, the Smith family has remained steadfastly committed to our company’s long-term success. The Smith family and other Class A Common stockholders have shepherded our company from its beginnings as an auto frame supplier, to a diversified manufacturer, and then to a leading global water technology company. We believe the long history of Smith family involvement and ownership in the company is one of our company’s greatest strengths. At the same time, the role of the Smith family is limited to guidance and support. For 40 years, the company’s chief executive officer has been a non-Smith family member. In addition, the company’s Board committees are comprised of independent directors and the company has not sought to utilize the “controlled company exemption” under the New York Stock Exchange (“NYSE”) rules in any respect.

4        A. O. Smith Corporation

ELECTION OF DIRECTORS

The Board of Directors reflects the company’s unique history and structure. In addition to a member of the Smith family (who is independent), our Board is carefully balanced with a majority of independent directors who reflect the global strength and diversity of our business, including two new directors in 2021, one new director in 2022, and an additional new director, if elected at the Annual Meeting in 2023, all of whom bring fresh perspectives to the Board. Finally, the Board is rounded out with our former and current Chief Executive Officer, who together ensure consistency in the oversight of the business and complement the perspectives of our independent directors.

Nominee Name and Occupation	Age	Director Since	Director Category	Independent	Audit	Personnel and Compensation	Nominating and Governance

Ronald D. Brown Retired Chairman and Chief Executive Officer Milacron, Inc.	69	2001	Common	✓		Chair	•

Earl E. Exum President International Aero Engines, AG, Raytheon Technologies Corporation	54	2022	Common	✓	•

Victoria M. Holt Retired President and Chief Executive Officer Proto Labs, Inc.	65	2021	Class A	✓		•	Chair

Dr. Ilham Kadri Chief Executive Officer and Director Solvay S.A.	54	2016	Class A	✓		•	•

Michael M. Larsen Senior Vice President and Chief Financial Officer Illinois Tool Works, Inc.	54	2021	Common	✓	•

Christopher L. Mapes Chairman, President and Chief Executive Officer Lincoln Electric Holdings, Inc.	61	2023	Class A	✓	•

Ajita G. Rajendra[1] Retired Executive Chairman of the Board A. O. Smith Corporation	71	2011	Class A	✓

Mark D. Smith Retired Business Manager Strattec Security Corporation	61	2001	Class A	✓		•	•

Kevin J. Wheeler Chairman, President and Chief Executive Officer A. O. Smith Corporation	63	2017	Class A

Idelle K. Wolf Retired President Barnes Distribution	70	2005	Common	✓ Presiding[2]	Chair

1	Mr. Rajendra will be considered independent effective May 1, 2023, which is three years after his retirement as an officer of our company.

2	Presiding Director for the period from April 2022 to April 2024.

2023 Proxy Statement        5

Election of Directors

At the 2023 Annual Meeting, ten directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. Owners of Common Stock are entitled to elect four directors, and owners of Class A Common Stock are entitled to elect the six remaining directors.

It is intended that proxies we are soliciting will be voted for the election of the nominees named below. Proxies will not be voted for a greater number of persons than the ten nominees named below. All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee for election as a director shall become unavailable to serve as a director, then proxies will be voted for such substitute nominee as the Board of Directors may nominate.

The Board of Directors has nominated Christopher L. Mapes, who has not previously served as a director on our Board, for election at the Annual Meeting as a Common Stock director. Mr. Gene C. Wulf, who is currently a director, has reached the mandatory director retirement age under our Corporate Governance Guidelines and, therefore, will not to be nominated for re-election at the Annual Meeting and is retiring as a result. Our company and the Board would like to thank Mr. Wulf for his vision, guidance and many contributions. During his 20 years on our Board, our company has transformed itself into a global water technology company.

Set forth below is information regarding the business experience of each nominee for director that has been furnished to us by the respective nominee for director. Each nominee has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each nominee for director is a discussion of the experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director.

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Election of Directors

NOMINEES – CLASS A COMMON STOCK

VICTORIA M. HOLT Retired Director, President and Chief Executive Officer, Proto Labs, Inc.
Director since: 2021 Age: 65 Committees: • Nominating and Governance (Chair) • Personnel and Compensation

Director Biography:

Ms. Holt served as the president and chief executive officer of Proto Labs, Inc., a manufacturer of custom prototypes and on-demand product parts with manufacturing facilities in five countries, until her retirement in 2021. Ms. Holt previously served as president and chief executive officer of Spartech Corporation, a leading provider of plastic sheet, compounds and packaging products, from 2010 until its sale to PolyOne in 2013. Prior to Spartech, Ms. Holt was the senior vice president, Glass & Fiberglass at PPG Industries, Inc., a leading coatings and specialty products company, from 2003 to 2010. She also served as a director of Proto Labs, Inc. from 2014 to 2021, when she retired from the company. Ms. Holt serves on the board of Waste Management, Inc., a waste management and environmental services company, where she is a member of the Audit Committee and the Nominating and Governance Committee. She is also a director of Piper Sandler Companies, a leading investment bank and institutional securities firm, where she is a member of the Nominating and Governance Committee. Ms. Holt was an independent director of Watlow Electric Manufacturing Company, a private company, until its sale to Tinicum in January 2021.

Skills and Qualifications:

Ms. Holt’s extensive experience as a chief executive officer of a growth-oriented, publicly traded company provides valuable perspective to our Board and management, particularly with respect to strategy and operation of a growth-oriented company as well as cybersecurity experience. Ms. Holt has completed the National Association of Corporate Director (NACD) Cyber Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight. In addition, she has many years of experience serving on public company boards of directors. As an added benefit, Ms. Holt brings gender diversity to our Board.

DR. ILHAM KADRI Chief Executive Officer and Director, Solvay S.A.
Director since: 2016 Age: 54 Committees: • Nominating and Governance • Personnel and Compensation

Director Biography:

Dr. Kadri joined Solvay S.A. and was named its chief executive officer in March 2019. She also holds the position of chairman of Solvay’s executive committee, serves as a member of its board of directors and serves on its finance and ESG committees. Solvay is an advanced materials and specialty chemical company headquartered in Brussels, Belgium, with operations in more than 60 countries. From 2017 to 2018, Dr. Kadri was president and chief executive officer of Diversey, Inc., a leading provider of cleaning and hygiene products with customers worldwide. Dr. Kadri led the spin-off of Diversey, Inc. from Sealed Air Corporation. Prior to the spin-off, she was vice president of Sealed Air Corporation and president of its Diversey division from 2013 to 2017. She also led the digital strategy and its execution across all businesses and launched the Internet of Clean (IoC) at Diversey, Inc. Prior to joining Sealed Air Corporation, Dr. Kadri was with Dow Chemical Company from 2007 until 2012, where she was the general manager of the Dow Advanced Materials Division, a specialty materials provider in the Middle East, Africa, and Europe, and the commercial director for Dow Water & Process Solutions, a global leader in sustainable separation and purification technology, following its acquisition of Rohm and Haas, where she served as a marketing director for the construction, coatings and industrial division. Dr. Kadri also serves on the board of L’Oréal S.A., where she serves on the Audit Committee.

Skills and Qualifications:

Dr. Kadri has extensive international experience, having held executive leadership roles in Europe, the U.S. and Middle East and Africa regions. In addition, as a chemical engineer, with a master’s degree in physics and chemistry, and a doctorate degree in reactive extrusion, Dr. Kadri brings a unique perspective on manufacturing, research and development, with a focus on sustainability and water technology that are directly applicable to our industry. Her extensive experience as a sitting chief executive officer, as well as a board member at L’Oréal brings unique perspectives. She also has extensive digital/e-commerce, cybersecurity and merger/acquisition experience that benefits our company. Dr. Kadri also brings gender and ethnic diversity to our Board.

2023 Proxy Statement        7

Election of Directors

CHRISTOPHER L. MAPES Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.
Director Nominee Age: 61 Committee: • Audit (starting after the Annual Meeting)

Director Biography:

Mr. Mapes is chairman, president and chief executive officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held this position since December 2013 and has been president and chief executive officer since December 2012, after serving as chief operating officer beginning in 2011. From 2004 to 2011, Mr. Mapes served as executive vice president of A. O. Smith Corporation and president of A. O. Smith Electrical Products Company until the divestiture of this division in 2011. Mr. Mapes serves as a director of Lincoln Electric Holdings, Inc. and a director of The Timken Company, where he is on its Audit and Nominating and Governance Committees. Mr. Mapes was recommended to the Nominating and Governance Committee by several executives and Board members based on their familiarity with Mr. Mapes from his role at our company prior to 2011 and, more recently, his broad executive and director experience.

Skills and Qualifications:

Mr. Mapes is a seasoned executive with extensive experience leading manufacturing and distribution companies. He understands the challenges of global growth and the complexity of managing international operations. His broad experience includes cybersecurity. In addition to his management experience, Mr. Mapes has both an MBA and a law degree, as well as public company director experience.

AJITA G. RAJENDRA Retired Executive Chairman of the Board, A. O. Smith Corporation.
Director since: 2011 Age: 71

Director Biography:

Mr. Rajendra was executive chairman of our company from 2018 until his retirement in 2020. Mr. Rajendra previously served as chairman and chief executive officer from 2017 to 2018; chairman, president and chief executive officer from 2014 to 2017; president and chief executive officer from 2013 to 2014; and president and chief operating officer from 2011 to 2012. Mr. Rajendra joined the company as president of A. O. Smith Water Products Company in 2005 and was named executive vice president of the company in 2006. Prior to joining the company, Mr. Rajendra was senior vice president at Kennametal, Inc., a manufacturer of cutting tools, from 1998 to 2004. Mr. Rajendra also serves on the board of Donaldson Company, Inc., where he is chair of the Human Resources Committee, and on the board of The Timken Company, where he serves on the Audit Committee and chairs the Compensation Committee.

Skills and Qualifications:

Mr. Rajendra’s extensive manufacturing and international experience and service to our company as our former chairman and chief executive officer, and in various other senior executive positions, brings to the Board knowledge and insight as to our company’s global operations and a thorough understanding of our products and markets. Further, Mr. Rajendra has experience as a director of other publicly traded companies. As an added benefit, Mr. Rajendra brings ethnic diversity to our Board.

MARK D. SMITH Retired Business Manager, Strattec Security Corporation.
Director since: 2001 Age: 61 Committees: • Nominating and Governance • Personnel and Compensation

Director Biography:

Mr. Smith served as a product business manager for Strattec Security Corporation from 1997 until his retirement in 2019. Strattec Security Corporation designs, develops, manufactures and markets automotive access control products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for major automotive manufacturers. In 2019, Mr. Smith was appointed one of three trustees of the Smith Family Voting Trust, which holds a controlling position in the stock of our company. Mr. Smith is also a first cousin of Robert L. Smith and Bruce M. Smith, who are trustees of the Smith Family Voting Trust.

Skills and Qualifications:

Mr. Smith is experienced in managing the operations of a manufacturing business, both at Strattec and previously with our company. Further, an important aspect of his position at Strattec was managing key customer relationships, and he brings this orientation to his service on our Board. Based on his long service to our company, both as a director and as an employee early in his career, Mr. Smith is knowledgeable of company history and culture, and understands our long-term strategic and tactical plans. Mr. Smith is also a member of the Smith family, which holds a controlling interest in the stock of our company.

8        A. O. Smith Corporation

Election of Directors

KEVIN J. WHEELER Chairman, President and Chief Executive Officer, A. O. Smith Corporation.
Director since: 2017 Age: 63

Director Biography:

Mr. Wheeler became chairman of our company in 2020 and president and chief executive officer of our company in 2018. From 2017 to 2018, he was president and chief operating officer of our company. From 2013 to 2017, Mr. Wheeler held the position of senior vice president of A. O. Smith Corporation and president and general manager of its North America, India, Europe Water Heating and Export business, which was then the company’s largest operating unit. Mr. Wheeler previously served as managing director of our company’s European operations, where he had responsibility for water heater business in Europe and the Middle East, and upon his return to the United States from the Netherlands, served as vice president-international, with responsibility for all European and Asian operations, including China. Mr. Wheeler joined the company in 1994 as a regional sales manager and has held positions of increasing responsibility. Mr. Wheeler also serves on the board of Graco Inc., where he is a member of the Audit Committee and the Management Organization and Compensation Committee.

Skills and Qualifications:

Mr. Wheeler has extensive sales, manufacturing and international experience in various executive positions with our company, most recently as our chief executive officer, and brings to the Board a thorough understanding of our people, products and markets worldwide. Mr. Wheeler has cybersecurity experience. Further, Mr. Wheeler has experience as a director of another publicly traded company, which brings a different perspective to our Board.

NOMINEES – COMMON STOCK

RONALD D. BROWN Retired Chairman and Chief Executive Officer, Milacron, Inc.
Director since: 2001 Age: 69 Committees: • Personnel and Compensation (Chair) • Nominating and Governance

Director Biography:

Mr. Brown served as interim president and chief executive officer of Cincinnati Incorporated, a privately held U.S.-based machine tool manufacturer, from July 2020 to December 2020 and interim chief executive officer of LSI Industries Inc., a U.S.-based manufacturer of lighting and graphics, from April 2018 to October 2018. Mr. Brown served from March 2017 to April 2018 as vice chairman of The Armor Group, Inc., which he joined in 2013 as chief operating officer. The Armor Group, Inc. is a certified woman-owned corporation that manufactures equipment and products for a variety of industrial markets. Mr. Brown was chairman and chief executive officer of Milacron Inc. from 2001 to 2008. Milacron Inc. is a supplier of plastic processing and metalworking fluid technologies. Mr. Brown serves on the board of LSI Industries, Inc., where he is chair of the Compensation Committee and a member of its Executive Committee. Mr. Brown served on the board of Zep Inc., where he was chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee, from 2010 until it was acquired by New Mountain Capital in 2015. In addition, Mr. Brown was appointed by then Governor Kasich to the University of Cincinnati Board of Trustees in 2013 and was its chairman from 2019 to 2021.

Skills and Qualifications:

Mr. Brown’s broad executive-level financial and operating experience with several publicly traded companies provides valuable insight for us as to the issues and opportunities facing our company. He has experience as a chief executive officer, chief financial officer and a corporate attorney. Further, he has international and manufacturing experience with LSI Industries. The Armor Group and Milacron. In addition, his experience as a director of other publicly traded companies brings a different perspective to our Board.

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Election of Directors

EARL E. EXUM President, International Aero Engines AG, & Vice President Mature Commercial Engines, Pratt & Whitney Raytheon Technologies Corporation
Director since: 2022 Age: 54 Committee: • Audit

Director Biography:

Mr. Exum is the P&L Leader for Pratt & Whitney Mature Commercial Engines and associated companies. He is also president of its International Aero Engines AG, a multinational airplane engine consortium whose shareholders include Pratt & Whitney, a unit of publicly traded Raytheon Technologies Corporation. Previously, Mr. Exum served as Pratt & Whitney’s vice president of maintenance services and aftermarket sales from 2020 to 2021; vice president, commercial spares and material solutions from 2017 to 2019; and vice president global materials and logistics from 2014 to 2017. Mr. Exum joined Pratt & Whitney in 1996 and has held positions of increasing responsibility in operations, aftermarket, overhaul and repair, materials management, continuous improvement, sales, and human resources. Mr. Exum began his career at Ingersoll-Rand, holding progressively more responsible positions in compensation and benefits, labor relations, environmental health & safety, and quality operating systems.

Skills and Qualifications:

Mr. Exum has broad manufacturing, sales and supply chain experience that complements our company’s operations. Further, his extensive international experience in Asia and Europe are directly applicable to our global operations. Mr. Exum also brings ethnic diversity to our Board.

MICHAEL M. LARSEN Senior Vice President and Chief Financial Officer, Illinois Tool Works, Inc.
Director since: 2021 Age: 54 Committee: • Audit

Director Biography:

Since 2013, Mr. Larsen has served as senior vice president and chief financial officer of Illinois Tool Works, Inc., a publicly traded, global, multi-industrial manufacturing leader. He previously served as president and chief executive officer of Gardner Denver, Inc. from 2012 to 2013, and its vice president and chief financial officer from 2010 to 2013. Prior to that, Mr. Larsen was chief financial officer at General Electric (“GE”) Water and Process Technologies from 2009 to 2010 and held a number of global finance leadership roles of increasing responsibility at GE from 1995 to 2009. Mr. Larsen was a director of Gardner Denver, Inc. from 2012 until its acquisition by KKR & Co. Inc. in 2013.

Skills and Qualifications:

Mr. Larsen has extensive executive, financial and operating experience at companies with worldwide manufacturing operations, like our company. He has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards and how they apply to budgeting and financial reporting systems. He has significant experience with mergers and acquisitions, information technology, including cybersecurity, and ESG. Mr. Larsen is qualified as an audit committee financial expert under SEC regulations.

IDELLE K. WOLF Retired President, Barnes Distribution.
Director since: 2005 Age: 70 Committee: • Audit (Chair)

Director Biography:

Ms. Wolf was president of Barnes Distribution from 2006 to 2007 and vice president of Barnes Group Inc. from 2000 to 2007. She previously was president of Barnes Distribution North America from 2004 through 2005. She joined Barnes Group Inc. as vice president and as chief operating officer of Barnes Distribution in 2000. Barnes Distribution is a leading distributor of maintenance, repair, operating and production supplies with distribution centers in North America, Europe and Asia.

Skills and Qualifications:

Ms. Wolf has extensive executive level financial and operating experience. She is a Certified Public Accountant with audit experience and has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards and how they apply to budgeting and financial reporting systems. Ms. Wolf also adds a distribution orientation to our Board, with a thorough understanding of distribution issues and opportunities on a worldwide basis. Ms. Wolf is qualified as an audit committee financial expert under SEC regulations. As an added benefit, Ms. Wolf brings gender diversity to our Board.

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GOVERNANCE OF OUR COMPANY

The Board of Directors

Our business is managed under the direction and oversight of the Board of Directors, who are elected by the stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board Committees on which they sit, through communication with our chairman and chief executive officer and other officers and employees, by consulting with our independent registered public accounting firm and other third parties, by reviewing materials provided to them and by visiting our offices and plants. During 2022, the Board held seven meetings, five of which were regular Board meetings and two of which were special meetings. The standing Committees of the Board of Directors held a total of 18 meetings, including one special meeting. All directors attended all of the meetings of the Board and Committees on which they served during 2022. Although we have no formal policy on director attendance, all continuing directors attended our 2022 Annual Meeting of Stockholders.

The nonmanagement directors of the Board met in executive session without management present five times in 2022 in conjunction with each of its regular meetings. In 2023, the Nominating and Governance Committee modified its Corporate Governance Guidelines with respect to selection of the Presiding Director who presides at such meetings. To provide continuity, particularly considering the recent addition of several new Board members, the Presiding Director will serve for a two-year term and rotate among the chairpersons of the following Committees in the following order: Audit Committee, Personnel and Compensation Committee and Nominating and Governance Committee. The Presiding Director from April 2022 to April 2023 is Idelle K. Wolf, the chairperson of the Audit Committee. With the new process, Ms. Wolf will continue to serve as the Presiding Director until April 2024. Any party wishing to communicate with the Presiding Director may send correspondence to the Presiding Director, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

Director Independence and Financial Literacy. The Smith Family Voting Trust has the power to elect a majority of our Class A Directors, who make up a majority of the Board. As of December 31, 2022, the Smith Family Voting Trust directly or beneficially owned 96.8% of Class A Common Stock and therefore 96.8% of voting power with respect to the election of the Class A Directors. Since the Board is currently composed of six Class A Directors and four Common Stock Directors, the Smith Family Voting Trust effectively exercises control over voting power for a majority of the members of our Board of Directors, and therefore, we have qualified as a “controlled company” under the NYSE rules. As a controlled company, under NYSE rules, we may choose to not have a majority of independent directors or compensation or governance committees consisting solely of independent directors. Notwithstanding our status as a controlled company, the Board has not elected to utilize the “controlled company” exemption in any respect because, as described below, we have a Board in which a majority of our members consist of independent directors, and all members of the Audit Committee, Personnel and Compensation Committee, and Nominating and Governance Committee are independent for SEC and NYSE purposes.

As described in the Corporate Governance Guidelines available on our website, www.aosmith.com, we apply the NYSE rules to determine director independence. The Nominating and Governance Committee (“Committee”) annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee evaluates any related party transactions disclosed by directors in the detailed Directors’ and Officers’ Questionnaires completed annually by each director. There were no transactions above the reporting threshold for related party transactions under SEC rules. In making its recommendations, the Committee also applied the NYSE rules and evaluated any other legal, accounting and family relationships between directors and our company. In particular, the Board and Committee considered that Victoria Holt is a director of Waste Management, Inc., from which our manufacturing facilities purchased waste disposal services in arm’s length transactions that commenced before Ms. Holt joined our Board. Since Ms. Holt’s interest only arises from her director position with Waste Management, Inc., the Board and the Committee determined that this relationship is not material and does not affect her independence. In addition, the Board and Committee considered that Christopher Mapes, Board nominee, is the chairman, president and chief executive officer of Lincoln Electric

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Governance of Our Company

Holdings, Inc. Our company has a longstanding contractual relationship with Lincoln Electric subsidiaries to purchase welding supplies, which was entered into in arms’ length transactions following competitive bidding and commenced before he joined our Board. The Board and Committee determined that this relationship is immaterial and does not affect his independence.

The Committee and the Board also considered that Mark Smith is a trustee of the Smith Family Voting Trust and that he and his descendants are also beneficiaries of material economic interests associated with the Class A Common Stock subject to this Trust. The members of the Committee and Board (other than Mr. Smith) concluded that such voting power and interests do not impair the independence of Mr. Smith and that the economic interests in stock of the company of which he and his descendants are beneficiaries align his interests with those of stockholders generally, consistent with NYSE Commentary to Rule 303A.02 (Independence Tests) which states that “the Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.”

The Board has determined that Messrs. Brown, Exum, Larsen, Smith and Wulf, Dr. Kadri, Mses. Holt and Wolf meet the NYSE independence requirements. With respect to Mr. Mapes, a new director nominee, the Board determined he meets the NYSE independence requirements. Further, in accordance with NYSE rules, the Board has determined that Mr. Rajendra will be considered an independent director effective May 1, 2023, which is three years after his retirement as executive chairman on April 30, 2020. Mr. Wheeler is considered a management director by virtue of his current position as an executive officer of our company.

The Board recognizes that the NYSE rules require financial literacy of Audit Committee members only. Notwithstanding that, as a best practice, the Board has reviewed the qualifications and experience of all of the Board members and determined that each director is financially literate within the meaning of the NYSE rules.

Board Composition. We believe that the makeup of the Board should be tailored to our company’s evolving needs. Our goal is a mix of tenure, diversity, skills and experience on the Board, with a balance of longer-tenured, experienced directors and newer directors with fresh perspectives. Our Nominating and Governance Committee periodically reviews the experience and expertise of our Board and considers the ongoing and evolving needs of the company as well as appropriate changes based on those needs and the requirements of our Corporate Governance Guidelines, including those mandating that, absent a waiver by the Board, directors not stand for election beyond age 72. The addition of Ms. Holt and Mr. Larsen in 2021 and Mr. Exum in 2022 brought fresh perspectives to our Board, as will Mr. Mapes, presuming he is elected by our stockholders at our 2023 Annual Meeting.

We believe that we have an appropriate mix of shorter-tenured directors who bring a fresh perspective and longer-tenured directors with experience and institutional knowledge. With respect to our longer-tenured directors, we believe their long-term perspective has been an advantage to us as we entered new markets, providing both historical perspective and a better understanding of upcoming challenges. Further, we believe that long-term service does not adversely affect director independence. To the contrary, with their in-depth knowledge of the company, these directors are comfortable speaking up and asking probing questions, which we believe improves the ability of the Board to provide constructive guidance and informed oversight. Further, given the voting power exercised by the Smith Family Voting Trust, representation of Mark Smith on our Board works to align the interests of our largest stockholder with those of the Board, through his exposure to the company’s strategic and operational planning and decision-making, and his active participation in the governance of the company. To balance our three longer-tenured independent directors, we will have five independent directors (assuming Mr. Mapes, the new director nominee, is elected at the Annual Meeting) who joined our Board within the last seven years. They have brought new skills, fresh perspectives and diversity to our Board. For all these reasons, we believe that our Board has struck the right balance as to director tenure and arbitrary term limits are not necessary for our company.

We also have a former chief executive officer, Mr. Rajendra, serving on our Board. In accordance with NYSE rules, Mr. Rajendra will be considered an independent director as of May 1, 2023, three years after his retirement from

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Governance of Our Company

our company. We believe Mr. Rajendra’s participation on our Board provides a significant benefit to our company, complementing the perspectives of our executive leadership and the members of our Board who have joined us in the past several years. Mr. Rajendra presided over a period of highly profitable growth for our company and provides an invaluable perspective.

Board Information and Stockholder Communications. We are committed to making our corporate governance information accessible to stockholders and other interested parties. Accordingly, on our website, www.aosmith.com, under the “Investors” heading, and then “Governance” subheading, we have published the A. O. Smith Corporation Guiding Principles and the Financial Code of Ethics and provided a link entitled “Stockholder Contacts” to communicate with directors. Likewise, under “Investors,” “Governance,” and then “Board of Directors,” we have provided a list of the members of our Board of Directors. Further, under the “Board Committees and Charters” subheading, we have Committee Assignments, the Charters for the Audit, Nominating and Governance, and Personnel and Compensation Committees, Corporate Governance Guidelines and Criteria for Selecting Board of Director Candidates. Finally, SEC filings, including our Form 10-K, Forms 10-Q, Forms 8-K, Proxy Statement and Section 16 filings, are available for review on this website under the heading “Investors,” and then “SEC Filings” subheading. Stockholders may also request that these documents be mailed by sending their request to the address provided below.

We encourage communication with our directors. Any interested party may communicate with a particular director, all directors, nonmanagement or independent directors as a group or the Presiding Director by mail or courier addressed to him/her or the entire Board in care of the Corporate Secretary at the following address:

c/o James F. Stern, Corporate Secretary

A. O. Smith Corporation

11270 West Park Place

P.O. Box 245008

Milwaukee, WI 53224-9508

The Corporate Secretary will forward this communication unopened to the addressed director.

Procedure for Review of Related Party Transactions. Potential conflicts of interest must be approved in advance, including related party transactions reportable under SEC rules, or related to the Smith family, in accordance with

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Governance of Our Company

our Corporate Governance Guidelines. We have a detailed code of conduct, the A. O. Smith Corporation Guiding Principles, which applies to all employees, officers and directors, and specifically addresses conflicts of interest. There has been no waiver of the code of conduct, requested or granted, for any directors or officers. Further, the Corporate Governance Guidelines provide the procedure for review of related party transactions reportable under SEC rules, with approval by the Nominating and Governance Committee required if any such transaction involves a director, executive officer or his/her immediate family members. Other than the matters identified in “Director Independence and Financial Literacy,” each of which was reviewed by the Nominating and Governance Committee and the Board and determined to not be material, there have been no related party transactions.

Potential Director Candidates. The Nominating and Governance Committee will consider any candidate recommended by stockholders, directors, officers, third-party search firms and other sources for nomination as a director. The Committee considers the needs of the Board and evaluates each director candidate in light of, among other things, the candidate’s qualifications. All candidates’ minimum qualifications are identified in the Corporate Governance Guidelines and the Criteria for Selecting Board of Director Candidates, both of which can be found on our website by clicking on “Investors,” then “Governance,” followed by “Board Committees and Charters.” To summarize, all nonmanagement candidates should be independent and possess substantial and significant experience which would be of value to our company in the performance of the duties of a director. Recommended candidates must be of the highest character and integrity, free of any conflicts of interest, have an inquiring mind and vision, and possess the ability to work collaboratively with others. Further, directors should have diverse backgrounds and expertise, including diversity of gender and race, required for the Board to fulfill its duties. Each candidate must have the time available to devote to Board activities and be of an age that, if elected, the candidate could serve on the Board for at least five years before reaching the mandatory retirement age, which is 72, absent a waiver approved by the Board. Finally, we believe it appropriate for certain key members of our management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of the recommendation. Although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.

A stockholder recommendation of a director candidate must be received no later than the date for submission of stockholder proposals. Please see the section of this Proxy entitled, “Date for Stockholder Proposals.” The recommendation letter should be sent by mail to the Chairperson, Nominating and Governance Committee, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

The recommendation letter must, at a minimum, provide the stockholder’s name, address, the number and class of shares owned; the candidate’s biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the stockholder’s opinion as to whether the stockholder recommended candidate meets the definitions of “independent” and “financially literate” under the NYSE rules. In addition, the recommendation letter must provide the information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the candidate’s statement that he/she meets these requirements and those identified on our website; is willing to promptly complete the Questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected.

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Governance of Our Company

Board Committees

The Board of Directors has delegated some of its authority to Committees of the Board. There are three standing Committees: the Audit Committee, the Personnel and Compensation Committee, and the Nominating and Governance Committee. Each standing committee is discussed below. The Board has approved changes in Committee membership and chairpersons assuming the director nominees are elected by stockholders at the Annual Meeting. These anticipated committee assignments are also discussed below.

Audit Committee
Proposed 2023 Membership: • Ms. Wolf (Chairperson) • Mr. Exum • Mr. Larsen • Mr. Mapes

The Audit Committee oversees our financial reporting process and the activities of our internal audit function, and appoints the firm that will act as our independent registered public accounting firm. In appointing our independent registered public accounting firm, the Committee reviews its qualifications and its independence. As part of its oversight, the Committee considers the performance of our internal audit function and the independent registered public accounting firm, and reviews our enterprise risk management policies and procedures as well as our process for compliance with legal and regulatory requirements. The Committee is empowered to investigate any matter that comes to its attention and may retain independent legal counsel, advisors, or other experts for advice and assistance as the Committee deems appropriate. As part of its responsibilities, the Committee ensures there is free and open communication among the Committee, our internal audit function, our independent registered public accounting firm and management regarding these matters. The Audit Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board and is available on our website.

The Audit Committee members are Ms. Wolf, Chairperson, Mr. Exum, Mr. Larsen, and will include Mr. Mapes, the director nominee, if elected at the Annual Meeting. Mr. Wulf, a current committee member, is retiring from our Board. The Committee consists of four directors, all of whom are independent and financially literate under NYSE rules and have been determined to be independent of any conflict with respect to the independent registered public accounting firm. The Board of Directors has determined that Ms. Wolf and Mr. Larsen each qualify as audit committee financial experts as defined under SEC rules. The Committee held ten meetings during 2022. The Audit Committee Report is included as part of this Proxy Statement.

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Governance of Our Company

Personnel and Compensation Committee
Proposed 2023 Membership: • Mr. Brown (Chairperson) • Ms. Holt • Dr. Kadri • Mr. Smith

The Personnel and Compensation Committee is responsible for establishing and administering our compensation and benefit plans for officers, executives and management employees, including the determination of eligibility for participation in such plans. It determines the compensation to be paid to officers and certain other selected executives and evaluates the performance of the chairman and chief executive officer in light of established goals and objectives. As it deems appropriate, the Committee may retain independent consultants to provide recommendations as to executive compensation. The Committee reviews the recommendation of the Nominating and Governance Committee concerning any conflicts involving such consultants and makes a determination as to their independence prior to their retention. The Committee directs the senior vice president – human resources and public affairs to prepare computations for its consideration and considers recommendations of the chief executive officer as to compensation of executives other than the chief executive officer. The Committee also provides oversight to the company’s management with respect to the company’s pension and savings plans. The Personnel and Compensation Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board and is available on our website.

The Personnel and Compensation Committee members are Mr. Brown, Chairperson, Ms. Holt, Dr. Kadri and Mr. Smith. The Committee consists of four directors, all of whom are independent under SEC and NYSE rules and have been determined to be independent of any conflict with respect to the Committee’s compensation consultant. The Committee held four meetings during 2022. The Personnel and Compensation Committee Report is included as part of this Proxy Statement.

16        A. O. Smith Corporation

Governance of Our Company

Nominating and Governance Committee
Proposed 2023 Membership: • Ms. Holt (Chairperson) • Mr. Brown • Dr. Kadri • Mr. Smith

The Nominating and Governance Committee oversees our governance processes and procedures, assists the Board in identifying qualified candidates for election as Board members, and establishes and periodically reviews criteria for selection of directors. This Committee reviews our company’s and the Board Committees’ structures to ensure appropriate oversight of risk. Further, the Committee provides direction to the Board as to the independence, financial literacy and financial expertise of directors, and the composition of the Board and its Committees. As part of its responsibilities, the Committee reviews the independence of consultants to the Personnel and Compensation Committee and makes recommendations to the Personnel and Compensation Committee as to their independence. The Committee also is responsible for reviewing and making recommendations to the Board as to director compensation. In addition, the Committee provides oversight to the Board with respect to our ongoing Environmental, Social and Governance program to ensure program milestones are met. The responsibilities and duties of the Nominating and Governance Committee are set forth in its Charter, which has been approved by the Board and is available on our website.

The Nominating and Governance Committee members are Ms. Holt, Chairperson, Mr. Brown, Dr. Kadri and Mr. Smith. The Committee consists of four directors, all of whom are independent under the NYSE rules. The Nominating and Governance Committee met four times during 2022, including one special meeting. The Report of the Nominating and Governance Committee is included as part of this Proxy Statement.

Our Leadership Structure

Kevin J. Wheeler holds the combined position of chairman and chief executive officer. He assumed the role of chairman in 2020 in addition to president and chief executive officer, which he became in 2018. This structure completed a long planned and orderly succession process of our company leadership, as a result of which we have a single strong leader who represents our company. We have traditionally used this leadership structure, which we believe benefits our stockholders, customers and other key stakeholders by having a single well-recognized and regarded leader.

While we realize that the chairman position is held by an executive officer, we believe the independent members of our Board and the three standing Board Committees provide appropriate oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as legal and compliance matters. The Personnel and Compensation Committee oversees the annual performance of our chairman and chief executive officer, as well as our executive compensation program, and oversees our retirement and savings plans. The Nominating and Governance Committee evaluates independence issues and monitors matters such as the composition and performance of the Board and its Committees, as well as the company’s Environmental, Social and Governance program. Each Committee is led by an independent chairperson other than the chairman and chief executive officer and, as discussed in more detail in this Proxy Statement, the entire Board of Directors is actively involved in overseeing our risk management. Altogether, we believe this framework strikes a sound balance with appropriate oversight.

Further, we have a Presiding Director who is an independent director and chairs meetings of all nonmanagement directors in executive session, and consults with the chairman on Board agendas, materials and topics, as well as provides feedback from the meeting of the independent directors. In 2022, each regular Board meeting included a

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Governance of Our Company

nonmanagement directors’ session. This allows directors to speak candidly on any matter of interest, without the chairman and chief executive officer or other management present. In accordance with our Corporate Governance Guidelines updated in 2023, the role of Presiding Director rotates every two years, to provide continuity in director oversight. We believe this structure provides consistent and effective oversight of our management and our company.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of our company. We believe all Board members are well-engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors. We conduct a robust evaluation of our Board annually to help ensure that the Board is open and well-functioning and to identify and address any director concerns. We do not believe that appointing an independent board chairman, or a permanent Presiding Director, would improve the performance of the Board.

Consideration of Risk

Our Board is actively involved in overseeing our risk management. In 2022, areas of particular focus for the Board included oversight of the company’s assessment of the risk of doing business in China, including marketplace, operational and geopolitical considerations, as well as oversight of the company’s Environmental, Social and Governance program and cybersecurity matters.

We seek to identify and address significant and material risks through our Enterprise Risk Management (“ERM”) process. Our ERM process assesses, manages and monitors risks consistent with the integrated risk framework in the Enterprise Risk Management – Integrated Framework (2017) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). We believe that risk-taking is an inherent aspect of the pursuit of our strategy. Our goal is to avoid risks and, if not, to prudently manage such risks.

Senior management prioritizes identified risks and assigns an executive to address each major identified risk area and lead action plans to manage risks. Senior management presents on these risks to the Board at a majority of meetings each year. Our Board of Directors provides oversight of the ERM process and reviews and actively engages in discussion of significant identified risks to the company.

In addition, each of our Board Committees considers risk within its area of responsibility. For instance, our Audit Committee asks management to address a specific critical accounting issue at most of its meetings and considers the overall impact that the issue has on our financial position and risk profile. In addition, they discuss legal and compliance matters and assess the adequacy of our risk-related internal controls. The Audit Committee oversees the frequency and creation of surveys by management of ERM matters and reviews with the Board and management the company’s ERM program, including specific risk topics that are addressed in presentations to the Board, including information security risk and privacy compliance. Likewise, the Personnel and Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk-taking. Each year, the Personnel and Compensation Committee also performs a risk assessment with respect to all of our incentive compensation programs globally and reviews the executive succession process. The Personnel and Compensation Committee also provides oversight on the risk and return of our investments for retirement plans. The Nominating and Governance Committee annually reviews governance practices with respect to risk and oversight. The Nominating and Governance Committee also provides oversight for risks related to environmental, social and governance matters. Additionally, on an annual basis, the Nominating and Governance Committee reviews our company’s and Board Committees’ structures to ensure appropriate oversight of risk.

Further, our approach to compensation practices and policies applicable to employees throughout our organization is consistent with that followed for executives. In this regard, the Personnel and Compensation Committee analyzed our compensation and, among other things, concluded that no individual business segment carries a significant portion of our risk profile; has significantly different compensation structure from the others; pays compensation expenses as a significant percentage of its revenue; or varies significantly from the overall risk and reward structure of our company. Accordingly, we believe that risks arising from our operating environment and our incentive programs are not reasonably likely to have a material adverse effect on our company.

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Governance of Our Company

We typically benchmark our compensation and benefits packages at all levels of the organization every year. Base pay, bonus targets and long-term incentives are targeted to market median for each position. Most exempt salaried positions are eligible for participation in a bonus program. For employees in a corporate function, 2022 annual incentive programs were based upon attainment of the same net sales and earnings before interest and taxes (“EBIT”) targets as our executives. Annual incentive programs at our business segments are based upon attainment of business unit net sales and earnings before interest and taxes (“PEBIT”), financial and strategic objectives established and approved annually. A limited number of key managers are eligible to participate in a long-term incentive program that awards stock options and/or restricted stock units in varying amounts based upon position and market comparisons. However, awards normally are subject to at least a three-year cliff vesting or prorata vesting period. We feel this combination of base salary, bonus plans tied to critical financial measurements and long-term incentives with three-year vesting periods is balanced and serves to motivate our employees to accomplish our company objectives and retain key employees while avoiding unreasonable risk-taking.

Cybersecurity Risk Assessment and Oversight

Our company analyzes and assesses information security risks associated with our business on an on-going basis. As part of our program, our company routinely tests our controls and information systems. We also provide information security training for our salaried employees annually, conduct monthly phishing simulations, and provide periodic cybersecurity communications to all salaried employees.

Our Board recognizes the importance of maintaining the trust and confidence of our customers, employees, and suppliers with respect to our information security and, as a part of its oversight, devotes considerable time and attention to cybersecurity. The Board received one comprehensive briefing on information systems and cybersecurity in 2022. In addition, the Audit Committee meets periodically with management to review and oversee risk exposures related to information security, cybersecurity and data protection, and the steps management has taken to monitor and control such exposures. This includes Committee review of training, risk assessment, internal controls, security software, incident response plans and forward-looking information security strategies. The company also performs periodic cybersecurity assessments against nationally recognized industry standards. Additionally, our procedures require our Board to be notified of any material breach of our information systems. While the company has experienced information security incidents and attacks, and may in the future, the company has not experienced any material information security incidents or breaches.

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Governance of Our Company

Our Commitment to Corporate Responsibility and Sustainability

We are committed to growing our business in a sustainable and socially responsible manner consistent with our Guiding Principles. This commitment has driven us to design, engineer and manufacture highly innovative and efficient products in an environmentally responsible manner that helps reduce energy consumption, conserve water and improve drinking water quality and public health. Consistent with this commitment, we issue our sustainability report biennially detailing our company’s historic and current efforts. We issued our third report, the 2022 Environmental, Social and Governance (“ESG”) Report in December 2022, documenting our ESG activities over the past two years. This report details the positive impact of our highly efficient products, highlights our company’s commitment to employees and the communities in which we operate, and reports on our progress toward our greenhouse gas emissions reduction goal of 10% by 2025. We have made significant progress toward our ESG emission reduction goal and prevented almost 500,000 metric tons of carbon emissions in 2021 through sale of our high efficiency water heaters and boilers. Our scorecard reflecting our progress is available on our website. We have also achieved WAVE water stewardship verification and achieved our fourth consecutive Energy Star Partner of the Year Award.

To hold ourselves accountable, we have established ESG oversight at the Board and management levels. In 2018, we formed an ESG Council comprised of a cross-section of leaders from operations; product engineering; environment, health and safety; government affairs; investor relations; human resources and supply chain. The Council makes recommendations about ESG priorities and goals, key performance indicators and potential reporting enhancements, while also identifying improvement areas regarding our ESG activities. Our director of ESG manages the Council and reports directly to our executive vice president and chief financial officer, who chairs the ESG Council. Our ESG Council is accountable to our chief executive officer and our Board. The Board provides oversight of the company’s ESG efforts, receives regular sustainability updates, and reviews the company’s ESG efforts including its periodic ESG reports.

Our progress toward our ESG goals is significant, but our work is not done. In 2023, the Board added an element to the executive long-term incentive compensation program to reward our executives for performance against critical strategic issues facing our company. For 2023, that measure is the greenhouse gas emission reduction goal discussed in our most recent ESG report. Further, as part of our commitment to give back to our community, we donated nearly $1.8 million to nearly two hundred charities in 2022 through the A. O. Smith Foundation. This is in addition to $1.6 million donated to charities in 2021 and $1.5 million donated to provide access to clean water to communities in need in partnership with Good360. Our ESG reports are available on our website, www.aosmith.com, the contents of which are not incorporated by reference into this Proxy Statement.

20        A. O. Smith Corporation

Governance of Our Company

Public Policy and Regulatory Advocacy

As a leading, global water technology manufacturing company, we believe we have a responsibility as a good corporate citizen to participate in the public policy and regulatory process. Accordingly, we engage and advocate on public policy and regulatory issues that are core to our businesses through ongoing, constructive, and transparent interactions with government officials, policymakers, industry and trade associations and other stakeholder groups. These engagements are grounded in and guided by our commitment to strong corporate governance, compliance with our Guiding Principles, and respect and adherence to applicable laws in the jurisdictions in which we operate globally.

We believe that involvement in industry and trade associations is beneficial to our business, and, therefore, we participate as a member in a number of these organizations. Our participation in an organization may be, in whole or in part, to advance collaborative and constructive approaches to industry engagement with policymakers and other stakeholders to help advance the company’s business goals. We pay membership dues to a number of trade associations and industry groups that may use these funds at their discretion to fund political activities. However, our membership in an organization does not imply our endorsement of all of the policy positions of that particular group. We review these memberships annually to assess their business value and alignment with the company’s overall public policy agenda.

We also maintain and administer the A. O. Smith Political Action Committee (“AOSPAC”). The AOSPAC was created to allow our eligible employees and directors to act together in supporting candidates who seek to advance public policies that are supportive of our employees, products and the communities in which we live and work. Governed by a board of directors and a set of bylaws, the AOSPAC complies with applicable laws, including with respect to registration and the filing of required information with the Federal Election Commission.

2023 Proxy Statement        21

DIRECTOR COMPENSATION

Overview

The Nominating and Governance Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board as to director compensation, which is reviewed annually. Nonemployee directors are compensated in the form of cash and shares of Common Stock. Management directors receive no compensation for their service on our Board.

For 2022, the Board approved the Committee’s recommendation to make no changes in its director compensation program. Current director compensation is set forth below. All cash retainers are paid quarterly. The equity retainer is paid in the form of shares of our Common Stock upon a director’s election to the Board after each annual meeting of stockholders.

NONEMPLOYEE DIRECTOR COMPENSATION STRUCTURE

Pay Element	Committee	Amount

Board Cash Retainer		$103,500

Board Equity Retainer		$140,000

Committee Chair Cash Retainers	Audit Committee	$ 20,000
	Personnel and Compensation Committee	$ 15,000
	Nominating and Governance Committee	$ 15,000

Presiding Independent Director Cash Retainer		$ 30,000

Director Compensation

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)[3,4]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)[5]	Total ($)

Ronald D. Brown	$118,500	$140,011	—	—	—	—	$258,511

Earl E. Exum	77,625	140,011					217,636

Victoria M. Holt	114,750	140,011	—	—	—	—	254,761

Dr. Ilham Kadri	103,500	140,011	—	—	—	—	243,511

Michael M. Larsen	103,500	140,011	—	—	—	—	243,511

Ajita G. Rajendra	103,500	140,011	—	—	—	—	191,761

Bruce M. Smith[6]	37,125	—	—	—	—	—	37,125

Mark D. Smith	103,500	140,011	—	—	—	—	243,511

Idelle K. Wolf	146,000	140,011	—	—	—	—	286,011

Gene C. Wulf	103,500	140,011	—	—	—	—	243,511

1	Mr. Wheeler, as an employee director, receives no compensation for his service as a director.

2	Includes amounts earned during 2022, even if deferred. Ms. Wolf and Mr. Exum deferred 100% of their cash retainer fees in 2022.

22        A. O. Smith Corporation

Director Compensation

3

Reflects the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our 2022 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Directors receive a stock award of Common Stock as part of their annual retainer. On April 12, 2022, each then serving director except for Mr. Wheeler received a stock award worth $140,011, or 2,160 shares valued at $64.82 per share, which was the adjusted average of the high and low prices on the grant date rounded up to the next whole share. Mr. Brown has deferred his receipt of 66,449 shares until his separation from service as a director. Mr. Bruce Smith has deferred his receipt of 110,085 shares until his separation from service as a director, which occurred on April 11, 2022. Ms. Holt has deferred her receipt of 4,313 shares until her separation from service as a director. Mr. Larsen has deferred his receipt of 4,313 shares until his separation from service as a director. Ms. Wolf has deferred her receipt of 9,809 shares until her separation from service as a director. Deferred stock holdings include dividends on deferred stock which are paid in the form of restricted stock units.

4

Each director as of December 31, 2022, owned the following aggregate number of shares or restricted stock units in connection with service as a director: Mr. Brown, 71,180; Mr. Exum, 2,160; Ms. Holt, 4,313; Dr. Kadri, 15,097; Mr. Larsen, 4,313; Mr. Rajendra, 6,289; Mr. Mark Smith, 116,586; Ms. Wolf, 59,047; and Mr. Wulf, 87,958. Please see the “Security Ownership of Directors and Management” Table for additional information.

5

None of the directors received perquisites or other personal benefits in an aggregate amount of $10,000 or more. We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and Committee meetings.

6	Mr. Bruce Smith did not stand for re-election at the April 2022 Annual Meeting of Stockholders. Reflects compensation paid to him prior to his retirement.

The Board requires that every new director participate in a detailed orientation, including visits to our key operations. This encompasses a review of business and financial operations, meetings with business executives and others, and an overview of our corporate governance policies and procedures. New directors receive no additional compensation for their participation in orientation matters.

The stock ownership requirement for directors was simplified in 2022 to be five times the applicable cash retainer received by the director in the last year. Each director is required to acquire beneficial ownership of A. O. Smith Corporation Common Stock having an aggregate value equal to this stock ownership requirement within five years of his or her election as a new director. All directors have met this requirement, except Ms. Holt, who joined our Board two years ago and Mr. Exum, who joined last year. Both are on track to meet this requirement.

Certain directors have elected to defer the payment of their fees and receipt of Common Stock shares under the A. O. Smith Non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows directors to defer all or a portion (not less than 25%) of their fees until a later date, but not later than the year in which the director ceases service as a director. Payments can be made in a lump-sum or in not more than 10 annual installments. This is handled as a bookkeeping entry, with gains and losses credited to the director’s account each month based on the director’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the director’s account. Idelle K. Wolf and Earl E. Exum elected to defer payment of their director fees during 2022. Ronald D. Brown, Victoria M. Holt and Michael M. Larsen have deferred receipt of their stock awards in 2022, which consequently are treated as restricted stock units. Dividends on stock which have been deferred as restricted stock units are also received in the form of restricted stock units based on the average of the high and low price of our Common Stock on the date of the dividend.

2023 Proxy Statement        23

STOCK OWNERSHIP

Security Ownership of Directors and Management

The following table shows, as of December 31, 2022, the Class A Common Stock and Common Stock of our company beneficially owned by each director, each nominee for director, each named executive officer in the “Summary Compensation Table” and by all directors and executive officers as a group.

Name	Class A Common Stock[1,2]		Percent of Class A Common Stock	Common Stock[1,2]		Restricted Stock Units	Options Exercisable Within 60 Days	Percent of Common Stock

Ronald D. Brown	0		0	4,731		66,449	0	*

Earl E. Exum	0		0	2,160		0	0	*

Victoria M. Holt	0		0	0		4,313	0	*

Dr. Ilham Kadri	0		0	15,097		0	0	*

Michael M. Larsen	0		0	7,425		4,313	0	*

Charles T. Lauber	0		0	29,490		18,385	72,677	*

Christopher L. Mapes	0		0	10,150		0	0	*

Mark A. Petrarca	0		0	91,696		10,250	54,447	*

Ajita G. Rajendra	0		0	282,601	[3]	29,490	256,803	*

Bruce M. Smith	99,707	[4]	*	19,304	[5]	110,085	0	*

Mark D. Smith	22,370	[6]	*	128,455	[7]	0	0	*

James F. Stern	0		0	139,402		13,930	79,614	*

David R. Warren	0		0	8,362		11,430	30,796	*

Kevin J. Wheeler	0		0	48,024		74,370	337,388	*

Idelle K. Wolf	0		0	49,238	[8]	9,809	0	*

Gene C. Wulf	0		0	87,958		0	0	*

All 24 Directors, Nominees and Executive Officers as a Group	122,077		0.47%	938,703		393,769	960,954	1.83%

*	Represents less than one percent.

1	Except as otherwise noted, all securities are held with sole voting and sole dispositive power.

2

Shares of Class A Common Stock are convertible on a share-for-share basis into shares of Common Stock at any time at the discretion of each holder. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. Similarly, the percentage of shares of Common Stock beneficially owned is determined with respect to the total number of outstanding shares of Common Stock, excluding shares of Common Stock that may be issued upon conversion of outstanding shares of Class A Common Stock.

3	Included in this total are 243,405 shares beneficially owned because they are held in his spouse’s revocable trust or grantor revocable annuity trust and 39,196 shares held directly by Mr. Rajendra.

4	Shares beneficially owned as a settlor of a revocable family trust.

5	Included in this total are 15,892 shares that have been deferred and 3,412 shares beneficially owned as a settlor of a revocable family trust.

6	Included in this total are 18,694 shares beneficially owned as a settlor of a revocable family trust and 3,676 shares beneficially owned because they are held by his spouse.

7

Included in this total are 8,956 shares beneficially owned because they are held by his spouse, 2,913 shares beneficially owned as a settlor of a revocable family trust and 116,586 shares held directly by Mark D. Smith.

8	All shares are held by Idelle K. Wolf in a revocable living trust.

24        A. O. Smith Corporation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation program and plans for our named executive officers:

Kevin J. Wheeler

Chairman, President and Chief Executive Officer

Charles T. Lauber

Executive Vice President and Chief Financial Officer

James F. Stern

Executive Vice President, General Counsel and Secretary

Mark A. Petrarca

Senior Vice President – Human Resources and Public Affairs

David R. Warren

Senior Vice President; President and General Manager – North America Water Heating

Index
Compensation Philosophy	26
Outside Consultants	27
Benchmarking	28
Consideration of Stockholder Vote on Executive Compensation	28
Role of Executives in Compensation Decisions	29
Compensation Elements	29
Base Salary	29
Executive Incentive Compensation	30
Annual Incentive Compensation	30
2022 Annual Incentive Awards	32
Long-Term Incentive Compensation	32
Emphasis on Performance-Based Awards	32
2023 Long-Term Incentive Award	33
Payout of 2020-2022 Performance Cash	34
Timing of Awards	34
Share Ownership Guidelines	34
Consideration of Risk in Executive Compensation Plans	35
Executive Life Insurance	35
Executive Pension	36
Defined Contribution Retirement Savings Plan	36
Executive Perquisites	37
Severance Plan	37
Tax Considerations	37
Prohibition on Heading and Pledging	37
Clawbacks - Executive Compensation Reimbursement Policy	38
Summary Compensation Table	39
Components of 2022 All Other Compensation	40
Grants of Plan-Based Awards	41
Outstanding Equity Awards at December 31, 2022	42

Option Exercises and Stock Vested	43

Pension Benefits	43

Non-qualified Deferred Compensation	45

Termination of Employment and Change in Control Arrangements	46

2023 Proxy Statement        25

Executive Compensation

Compensation Philosophy

We believe that effective executive compensation programs are critical to our long-term success. We have developed compensation programs with the following objectives:

•	attracting and retaining world-class executives through a total compensation opportunity that is competitive within the various markets in which we compete for talent;

•

encouraging a pay-for-performance mentality by directly relating variable compensation elements to the achievement of financial and strategic objectives without encouraging undue risk-taking. Incentive plans are designed to recognize and reward accomplishing individual and organizational goals, as well as our long-term objectives; and

•	promoting a direct relationship between executive compensation and our stockholder interests.

Our long-term incentive opportunities link a significant portion of executive compensation to our performance through restricted stock unit and stock option awards. Executive officers also are expected to comply with established stock ownership guidelines which require acquisition and retention of specific levels of our Common Stock. Our view is that this stock ownership aligns the interests of our management team with our stockholders and encourages executive performance but discourages executives from taking undue risk.

We believe executive total compensation opportunity should increase commensurate with responsibility and capacity to influence our results. Additionally, as responsibility and accountability increase, so should the portion of compensation which is at risk. Therefore, not only do base salaries increase with position and responsibility, but short-term and long-term incentive opportunities as a percentage of total compensation increase as well.

Our executive compensation package is designed to strike a balance between short-term cash compensation in the form of fixed salaries and variable annual incentive plans and long-term compensation in the form of cash-based performance units and equity awards with three-year vesting periods. For the chairman and chief executive officer, approximately 15% of 2022 total target compensation was comprised of base salary, with the remaining 85% being variable compensation dependent on our company performance. The variable compensation was divided so that approximately 18% of total target compensation was attributable to annual incentive bonus and approximately 67% was long-term incentive compensation.

For the other named executive officers, approximately 25-35% of total target compensation was comprised of base salary, with the remaining 65-75% being based on our company performance. The variable compensation is structured so that approximately 20% of total target compensation represents annual incentive bonus, with roughly 45-55% attributable to long-term incentive compensation.

EXECUTIVE COMPENSATION MIX

Compensation Component	CEO	Other NEOs

Salary	15%	25-35%

Annual Incentives & Bonus	18%	20%

Long-Term Incentives	67%	45-55%

The Personnel and Compensation Committee (“PCC”) approved a long-term incentive plan for 2022 which targeted 66% of the chairman and chief executive officer’s long-term incentives, or approximately 45% of total compensation, as equity- based awards. The PCC targeted 66% of the long-term incentives, or approximately 30-35% of total target compensation, as equity-based awards for the other named executive officers.

EXECUTIVE CASH / EQUITY MIX

Compensation Component	CEO	Other NEOs

Cash-Based Compensation	55%	65 - 70%

Equity-Based Compensation	45%	30 - 35%

26        A. O. Smith Corporation

Executive Compensation

We believe this combination results in a competitive compensation package that provides an incentive for our executives to lead with a focus on short-term results, while positioning us for long-term sustained performance. With approximately 30-45% of their total compensation tied to equity awards, we believe the decisions of named executive officers are aligned with the best interests of our stockholders. We believe this combination of base pay and short-term and long-term incentives supports our objectives of pay-for-performance, while mitigating the potential for undue risk-taking because it ties a significant portion of the executive officer’s compensation to sustained, long-term performance.

Outside Consultants

Just as we compete for market share in highly competitive global markets, we compete for talent in equally competitive labor environments. In order to attract and retain critical leadership in these competitive environments, we strive to provide a comprehensive and competitive total compensation package. We utilize the resources of an independent compensation consultant to aid in establishing our programs and to monitor how they compare with the marketplace. Specifically, the PCC has retained Willis Towers Watson, a leading global executive compensation consulting group, to advise the PCC on market trends relative to executive compensation, provide market data, as requested, and share input and views on issues being discussed by the PCC.

The PCC has sole authority to approve the independent compensation consultant’s fees and terms of engagement on executive compensation matters. The PCC annually reviews its relationship with Willis Towers Watson to ensure its independence on executive compensation matters, taking into account the independence analysis and recommendation of the Nominating and Governance Committee (“NGC”). In making its recommendation, the NGC reviewed the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the PCC’s advisors, considering the following specific factors: (i) other services provided to us by Willis Towers Watson; (ii) fees paid by us to Willis Towers Watson as a percentage of Willis Towers Watson’s total revenue; (iii) policies and procedures maintained by Willis Towers Watson that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Willis Towers Watson who advised the PCC and any member of the PCC; (v) any shares of our company’s Common Stock owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Willis Towers Watson or the individual representatives.

We paid Willis Towers Watson $100,503 in fees in 2022 for consulting services provided to the PCC regarding executive compensation matters, including consulting on our long-term incentive plans and to the NGC regarding director compensation benchmarking. Management subscribes to various Willis Towers Watson compensation databases. Additionally, management utilizes Willis Towers Watson in various consulting capacities related to employee benefits programs and nonexecutive salaried employee compensation, as well as director compensation benchmarking. The following table sets forth the fees we paid to Willis Towers Watson in 2022 for services other than those provided to the PCC.

Service	Fees

Management Compensation Surveys and Benchmarking	$28,453

Benefits Consulting Services	$294,565 paid through credits against commissions earned as broker for life and disability group insurance plans. 2022 year-end credit balance: $177,299

Director Compensation Analysis	$19,076

Willis Towers Watson has informed us that the Willis Towers Watson personnel who provide advice to us on executive and director compensation matters are separate from and do not provide other compensation services to our company, nor do they serve as our account manager. The PCC does not approve the services provided by Willis Towers Watson outside the executive compensation advisory role to the PCC but is aware these services are provided.

2023 Proxy Statement        27

Executive Compensation

The PCC concluded, based on the evaluation described above and recommendation from the NGC, that these nonexecutive compensation services performed by Willis Towers Watson did not raise a conflict of interest or impair Willis Towers Watson’s ability to provide independent advice to the PCC regarding executive compensation matters. The PCC’s conclusion was based on a representation letter provided by Willis Towers Watson, the limited scope of the other services provided to us by Willis Towers Watson, the small percentage of Willis Towers Watson’s revenues represented by the fees paid by us, the separation within Willis Towers Watson between its compensation consulting business and its other businesses, the absence of any conflicting relationships between the individual representatives of Willis Towers Watson who provided advice to the PCC or Willis Towers Watson, on the one hand, and members of the PCC or our executive officers, on the other, and review of director and executive officer responses to our annual Directors’ and Officers’ Questionnaire.

Benchmarking

We endeavor to benchmark our executive compensation against similarly situated executives in comparably sized organizations. We believe we compete for executive resources with other nonfinancial institutions across multiple industrial segments. With that in mind, our consultants utilize broad-based, general industry salary surveys and regress their data to organizations with revenues similar to A. O. Smith. We believe market median is an appropriate target for our total compensation program. We attempt to design both short-term and long-term incentives to produce rewards in excess of median market levels when company performance is better than target. The PCC authorized Willis Towers Watson to perform a detailed analysis of our executive compensation levels in 2022, as we do each year.

As we describe below, the PCC asked Willis Towers Watson to provide input on marketplace trends in executive compensation, and overall compensation and components of compensation for 14 executive positions.

We utilize Willis Towers Watson because we believe its survey resources ensure consistent and statistically valid data that is representative of the market in which we compete for executive talent. Its database includes a broad array of over 800 companies. We did not rely on a specific subgroup of peer companies within that database. In working with Willis Towers Watson, we played no role in selecting the companies for which the data was obtained.

For 2022 compensation, Willis Towers Watson performed a regression analysis to reflect base pay levels of an organization with $2.9 billion in revenue and reported its findings to the PCC in October 2021. Its comparison focused on overall compensation, as well as base salary, annual incentive bonus, equity awards and each of the other compensation elements discussed below. We believe its methodology provides appropriate comparisons by utilizing industrial companies of comparable size and referencing databases with comparable executive officer positions.

For 2022, the PCC targeted our overall compensation and benefits programs and each element of compensation at the median level of the surveyed companies. Since a number of variables can influence the relationship of an individual executive’s pay components to the survey median data, the PCC considers a range of 80% to 120% of median to be appropriate when reviewing total compensation. Although the PCC attempts to have each component of compensation in this target range, the PCC puts greater emphasis on achieving the target at the total compensation level. Variables considered include, but are not limited to, education, position tenure, previous experience, level of performance, additional responsibilities and, as appropriate, recruitment considerations.

For 2023, we compared ourselves to the market median of other companies with revenues of $3.5 billion, which represents our reported revenues in 2021.

Consideration of Stockholder Vote on Executive Compensation

At our 2022 Annual Meeting, our stockholders approved the compensation of our named executive officers by approximately 96% of the votes cast, which was consistent with previous years. The PCC considered this vote when setting 2023 compensation levels for our named executive officers and other executives and, as discussed below, made very few changes to the 2023 program.

28        A. O. Smith Corporation

Executive Compensation

Role of Executives in Compensation Decisions

The PCC annually reviews the chairman and chief executive officer performance and makes recommendations regarding his compensation for consideration by the full Board. The chairman and chief executive officer is not present during discussions regarding his compensation and he does not play any role in determining his own compensation. As it deems appropriate, the PCC utilizes the Willis Towers Watson compensation data and directs the senior vice president – human resources and public affairs to prepare computations for its consideration. With respect to other executives, the chairman and chief executive officer annually reviews performance and makes compensation recommendations to the PCC. The chairman and chief executive officer reviews compensation data provided by Willis Towers Watson, consults with the senior vice president – human resources and public affairs and considers the individual factors listed above before making his recommendations. The PCC can exercise its discretion to modify any recommended compensation to such executives.

Compensation Elements

The PCC takes a balanced approach to executive compensation. Our executive compensation package is comprised of several key components which are designed to work together to provide executives with a total compensation package that is competitive with industry norms. For 2022, total compensation included:

•	Annual Base Salary

•	Incentives

•	Short-Term – annual incentive bonus

•	Long-Term – restricted stock units, stock options and performance units

•	Benefits

•	Pension and 401(k) savings plan

•	Executive life insurance and post-retirement life insurance (grandfathered for executives serving prior to 2019 only)

•	Perquisite allowance (grandfathered for executives serving prior to 2016 only)

Each of these components of the executive compensation package is discussed below.

Base Salary

Base salary provides the executive with a consistent, market competitive stream of income on a semimonthly basis. Absent unusual circumstances, we review base salary levels annually, with adjustments effective January 1. The chairman and chief executive officer considers each senior executive individually for base salary actions and recommends appropriate adjustments. The PCC annually evaluates the appropriate base salary for the chairman and chief executive officer and reviews and approves the chairman and chief executive officer’s recommendations for the other named executive officers. When considering base salary increases, consideration is given to experience, individual performance, level of contribution, pay levels relative to market pay practices, as well as our overall financial condition. While the chairman and chief executive officer recommends compensation adjustments for the other named executive officers, his recommendations must be approved and authorized by the PCC. The chairman and chief executive officer and the PCC rely upon competitive survey data from Willis Towers Watson and their own diverse experiences with executive compensation when making compensation decisions.

In reviewing and approving individual base salary adjustments for the named executive officers for 2022, the PCC relied upon salary data for comparable positions from the 2021 Willis Towers Watson Executive Compensation Database, which was aged 3.2% to reflect anticipated market movement from the 2021 survey through year-end 2022. Effective January 1, 2022, the PCC authorized increases of 3.5% to Messrs. Wheeler, Stern, Petrarca and Warren. The PCC authorized an increase of 8.3% to Mr. Lauber reflecting the planned transition of his compensation following his assumption of the chief financial officer role in 2019.

2023 Proxy Statement        29

Executive Compensation

In reviewing 2023 base salaries at its December 2022 meeting, the PCC approved increases of 4.0% for Messrs. Wheeler, Lauber, and Stern. 4.1% for Mr. Petrarca and 4.3% for Mr. Warren. Based upon input from Willis Towers Watson, we believe that the 2023 base salaries for our named executive officers are in the aggregate approximately 105% of the projected market median. This is within our desired target range of 80% to 120%. Further, we anticipate the market increase for base salaries to average 4.0% in 2023, which we took into account in determining 2023 salaries.

Name	2022 Base Salary	2022 Base Salary % to Market Median	January 1, 2023 Base Salary	2023 Base Salary % to Market Median

Kevin J. Wheeler	$1,035,000	101%	$1,076,500	101%

Charles T. Lauber	602,000	105%	626,000	104%

James F. Stern	597,000	112%	621,000	112%

Mark A. Petrarca	516,000	108%	537,000	107%

David R. Warren	479,500	106%	500,000	103%

Executive Incentive Compensation

We include both annual and long-term incentives in our executive compensation package. The goal of our incentive plans is to focus executives on both short-term financial and strategic objectives, while ensuring their commitment to our long-term growth and stability. Our incentive plans tie financial awards to our financial and strategic success and the interests of our stockholders, and provide compensation in addition to annual base salary when warranted by corporate financial performance.

Annual Incentive Compensation

Each year, the PCC reviews and approves our financial objectives for both the company and its business units. The executive annual incentive bonus is tied to achieving those objectives. The better we perform relative to these objectives, the higher the incentive bonus payment.

The annual target incentive bonus typically is calculated as a percent of annual base pay as of January 1 of the performance year. The target percent for incentive compensation, like base salary, is determined through periodic benchmarking and review of the median level survey data provided by Willis Towers Watson. Annual incentive compensation represents an “at risk” component of the executive compensation package. Actual incentive bonus amounts are dependent upon performance against specific measurements and may vary from 0% to 200% of targeted amounts.

As a general principle, the portion of an executive’s compensation tied to incentive compensation increases with the executive’s level of responsibility. Thus, the chairman and chief executive officer’s annual incentive opportunity is greater than that of the other named executive officers. We targeted an annual incentive opportunity for the chairman and chief executive officer at 120% of base pay in 2022 based upon Willis Towers Watson survey data for comparably situated executives. The relationship of our incentive targets to market median comparisons as of year-end is illustrated in the following table.

Name	2022 Target % of Base Salary	Target Incentive % to Market Median

Kevin J. Wheeler	120%	100%

Charles T. Lauber	75%	96%

James F. Stern	67%	97%

Mark A. Petrarca	60%	98%

David R. Warren	67%	102%

30        A. O. Smith Corporation

Executive Compensation

For 2022, the PCC aligned our incentives with our focus on improving growth of stockholder value through profitable revenue growth. Our 2022 annual incentive plan for corporate executives was based on achieving a combination of two financial measures, corporate EBIT of $700.8 million and corporate net sales of $4.125 billion. The goal of the plan was to keep our management focused on providing value to stockholders by incorporating both a profitability measure and a growth measure. Eighty percent (80%) of the incentive opportunity was based on EBIT and twenty percent (20%) on net sales. EBIT is calculated by subtracting our cost of goods sold and operating expenses from revenue before interest and taxes. Net sales is calculated by subtracting returns, allowances and discounts from gross sales. The PCC took into account market practice in the choice and number of measures, and we believe that limiting the net sales measure to twenty percent (20%) of the total incentive opportunity mitigates the risk of executives focusing on growth at the expense of profitability. We expect to use these financial measures for 2023.

We followed a similar approach for our business unit executives. As a business unit executive, seventy percent (70%) of Mr. Warren’s annual incentive will be based on two business unit-based measures: business unit PEBIT weighted at eighty percent (80%) and business unit net sales weighted at twenty percent (20%) of this portion. The balance of Mr. Warren’s annual incentive was linked to our corporate EBIT and corporate net sales goals.

We achieved 64.0% of the corporate EBIT incentive bonus target and 10.0% of the corporate net sales incentive bonus target, for an overall corporate bonus achievement of 53.2%. The North America Water Heating business unit achieved 61.3% of its PEBIT incentive bonus target and 0.0% of its net sales incentive target, with an overall achievement of 49.0%. Accordingly, the named executive officers were awarded incentive compensation bonuses set forth in the table below.

When the PCC established the 2022 annual incentive plan performance targets in February 2022, the PCC acknowledged that the company had not previously used net sales and EBIT/PEBIT as incentive metrics and, as such, there was no history of establishing performance targets against these metrics. In addition, the PCC acknowledged the stretch nature of the performance targets, which were based on the company’s record performance in 2021.

During the course of 2022, the company faced numerous challenges not anticipated when the plan was established in February 2022. Specifically, the company had to address COVID lockdowns in China, continued supply chain challenges, high inflation, significant U.S. wholesale residential water heater destocking activity, and a challenging labor market. Despite these challenges, the company grew net sales and adjusted earnings during 2022. However, the company fell short of the annual incentive plan performance targets resulting in bonus payments below target.

The PCC believes that management did an exceptional job navigating the external challenges noted above, reflected in the fact that the company experienced improvement in most key performance indicators in 2022 despite these challenges. The PCC also considered the fact that 2022 was the first year that net sales and EBIT/PEBIT were used as performance metrics for incentive purposes. Based on these considerations, the PCC determined that it was appropriate to apply discretion to the bonus payouts for all employees (including the NEOs) in several of the company’s annual incentive plans to recognize the team’s performance in 2022. The discretion effectively takes the corporate annual incentive plan performance factor from 53% of target to 65% of target, and the North America Water Heating annual incentive plan performance factor from 49% to 65%, applied equally as a percent of target annual incentive to all employees in these incentive plans.

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Executive Compensation

2022 Annual Incentive Awards1

Name	Amount

Kevin J. Wheeler	$808,000

Charles T. Lauber	290,000

James F. Stern	260,000

Mark A. Petrarca	202,000

David R. Warren	209,000

1	Includes discretionary adjustments to the annual incentive plan payouts as follows: Mr. Wheeler, $146,000; Mr. Lauber, $53,000; Mr. Stern, $47,000; Mr. Petrarca, $37,000; and Mr. Warren, $47,000.

Long-Term Incentive Compensation

Long-term incentive compensation consists of stock options, restricted stock units and performance cash, all of which are focused on ensuring sustained performance over a multi-year period. We believe strongly that equity-based long-term incentives effectively link the interests of senior management to the interests of our stockholders. The allocation of total value between each of the long-term incentive components may vary from year-to-year based on our focus, as determined by the PCC. The long-term incentive portion of an executive’s compensation is “at risk” and is dependent upon corporate performance and growth in stock value.

The stated purpose of the Combined Incentive Compensation Plan, which is the vehicle for awarding long-term incentives, is to provide compensation as an incentive to induce key employees to remain in our employ and to encourage them to secure or increase their stock ownership in our company or to otherwise align their interests with our stockholders. The Combined Incentive Compensation Plan motivates behavior through growth-related incentives to achieve long-range revenue and profitability goals.

The total target value of all long-term incentive components is compared to comparable positions in the marketplace. Again, the PCC utilizes Willis Towers Watson to assist in benchmarking against the median level of surveyed companies to determine market competitive long-term incentive targets for executive positions.

Based upon the analysis provided by Willis Towers Watson in October 2021, long-term incentive grants to our named executive officers were valued in the aggregate at 103% of market median.

The following table shows long-term incentive grants to named executive officers in 2022, and compares such grants to market median.

Name	2022 Long-Term Incentives Target Value	Projected Market Median

Kevin J. Wheeler	$4,600,000	100%

Charles T. Lauber	1,200,000	99%

James F. Stern	875,000	102%

Mark A. Petrarca	661,500	103%

David R. Warren	703,500	112%

Emphasis on Performance-Based Awards

Our approach is to structure our awards so that restricted stock units represent 33% of our long-term incentive (“LTI”) awards, stock options 33% and performance cash 34%. We believe that all of these long-term awards are performance-based.

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Executive Compensation

Restricted stock units entitle the executive to receive a share of Common Stock for each unit when the restricted stock unit vests. Restricted stock units are time-based, but have a minimum performance threshold based on average Return on Equity that must be achieved in order to vest. The average Return on Equity is calculated by dividing net income by stockholder equity, adjusted to exclude certain extraordinary and nonrecurring items, averaged over the three-year vesting period. We use average Return on Equity because we believe it represents a sound measure of our performance that is easily recognized and readily used by investors and that links executive performance to stockholder interest over the three-year performance period of the award. The value to the executive of restricted stock units is dependent upon the value of our Common Stock at the time of vesting. Restricted stock units are used to provide a combination of retention value and incremental performance incentives. For 2022, the minimum average Return on Equity for restricted stock unit payouts was 5%.

Stock options granted through the Combined Incentive Compensation Plan are valued at fair market value on the day of the grant, which is calculated by averaging the high and the low trading prices of our Common Stock on the NYSE on the day of the grant. The value of options to an executive is entirely dependent upon the growth of our stock price over the option price. Under the terms of the Combined Incentive Compensation Plan, options may not be repriced once granted. Stock options are used to incent higher stock prices and incremental stockholder value creation, as no value is realized unless the stock price increases above the grant price.

The PCC elected to continue to use Return on Invested Capital (“ROIC”) as a percent of the Cost of Capital as the performance measure for performance cash in 2022. We believe ROIC represents a sound measure of how effectively executives manage capital. The goal is to achieve ROIC as a percent of the Cost of Capital at or above 100%. We calculate ROIC by taking net operating profit after taxes and dividing it by total capital. As with annual incentive compensation objectives, the PCC sets targets at levels that are difficult to achieve, but with the expectation they are attainable.

Performance cash is valued at $100 per unit at the time of grant. The value to the executive is dependent upon ROIC performance as a percent of the Cost of Capital over a three-year vesting period. For 2022, the PCC continued the performance/payout relationship previously implemented. We must earn 100% ROIC as a percent of the Cost of Capital during the measurement period in order for executives to achieve a minimum payout under the plan. At 100% performance, executives will earn 50% of their target value. Target value payouts will be earned at 413.6% performance over the course of the measurement period and a maximum payout of 200% of target will be earned should we return 827.1% ROIC as a percent of the Cost of Capital between January 1, 2022, and December 31, 2024.

ROIC Achieved as a % of Cost of Capital	2022 Plan Payout

100%	50% – Minimum

413.6%	100% – Target

827.1%	200% – Maximum

Through December 2022, which includes one year of the three-year performance period, the performance cash granted in February 2022 had an estimated value of approximately 132.5% of target value. Through December 2022, which includes two years of the three-year performance period, the performance cash granted in February 2021 had an estimated value of approximately 169.5% of target value.

At target, the combined value of the three components of executive long-term incentives (stock options, restricted stock units and performance cash) should represent market median long-term incentive awards consistent with the Willis Towers Watson survey. Based upon the PCC’s October 2021 analysis, target long-term incentives for our named executive officers compared to market median are reflected on the table on page 29.

2023 Long-Term Incentive Award

For 2023, the PCC decided to change the long-term incentive award to align the make-up of the awards more closely with the market. The 2023 plan will include restricted stock units for 50% of the total award value, performance cash for 35% of the total award value, and performance stock for 15% of the total award value. Stock

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Executive Compensation

options will not be granted in the 2023 plan. All three components of the plan will have a financial or strategic performance metric associated with them.

The 2023 restricted stock units will continue to have the minimum performance threshold based on Return on Equity as described for the 2022 award. The 2023 performance cash award will use ROIC as the performance metric as a measure of how effectively executives manage capital. The goal ROIC for achieving 100% of target is based on an average of the company’s last five years of ROIC achievement. The threshold and maximum performance levels are based on a market reference point: the five-year average of median ROIC for the S&P 500 Industrials Index. The threshold for achieving any payout is 125% of this reference point, and the maximum payout is achieved at 225% of the reference point.

The 2023 performance stock will have a three-year performance period with payout based on achievement of the company’s greenhouse gas intensity reduction goal. This goal of a 10% reduction in intensity from the baseline set in 2019 by year-end 2025 was established in the company’s 2020 CRS Report. The threshold for receiving any shares is a 5% reduction in greenhouse gas intensity from the baseline, which provides 50% of the target shares. Achievement of a 10% reduction provides 100% of the target shares, and a reduction of 25% will provide the maximum number of shares at 150% of target. Recognizing that performance stock and the use of a strategic ESG metric are new to the executive team, the PCC set the value of this component at 15% of the total long-term incentive award amount.

Payout of 2020-2022 Performance Cash

Performance cash awarded in February 2020 for the period 2020-2022 was paid in February 2023. This award was based upon ROIC as a percent of the Cost of Capital for the three-year period (2020-2022). The cash units originally were valued at $100 per unit. Based upon our performance during the measurement period, our ROIC exceeded the Cost of Capital by over 422.4%, which resulted in the performance cash being paid out at 107.3% of the target value.

Timing of Awards

Long-term incentive grants are awarded annually in February, shortly after earnings are released for the prior year. The chairman and chief executive officer has the authority to implement midyear equity grants as they relate to senior management employee promotions and new hires in order to align them as quickly as possible to stockholder interests and to make equity adjustments if circumstances warrant. This authority does not include midyear grants for executive officers.

Share Ownership Guidelines

We have developed share ownership guidelines requiring minimum levels of Common Stock accumulation and ownership, depending on the executive’s position. Current ownership guidelines applicable to current named executive officers are as follows, based on the average stock price in the prior year:

Executive	Guideline (Multiple of salary)

Kevin J. Wheeler	5

Charles T. Lauber	3

James F. Stern	3

Mark A. Petrarca	3

David R. Warren	3

These ownership guidelines are targeted to be competitive with comparable positions in the marketplace. They also are intended to align executive interests with those of our stockholders. The PCC periodically monitors ownership guidelines to ensure they are consistent with the market and makes adjustments, as appropriate. Executives are expected to achieve these ownership guidelines within a reasonable period of time after becoming

34        A. O. Smith Corporation

Executive Compensation

an executive at our company. Once achieved, the level of ownership must be maintained. Including granted but unvested restricted stock units, all named executive officers are in compliance with the ownership guidelines except Mr. Warren, who is on track to meet the higher guideline established for his position in 2021.

Consideration of Risk in Executive Compensation Plans

We believe our total compensation package mitigates unreasonable risk-taking by our senior executives. In this regard, we strike a balance between short-term and long-term cash and equity awards. A significant portion of our executives’ pay is linked to the achievement of financial goals directly aligned to stockholder interests: EBIT, net sales, and ROIC as a Cost of Capital through 2022 awards and EBIT, net sales, and ROIC beginning with 2023 awards. The competitive annual incentive plan rewards executives for achieving short-term performance targets, which keeps them focused on day-to-day business fundamentals. On the other hand, our long-term cash and equity awards incent executives to take a long-term view of our company and to assume reasonable risks to develop new products, explore new markets and expand existing businesses.

Further, our executives are stockholders with established share ownership guidelines requiring them to acquire and hold A. O. Smith stock. Their stock grants vest over three-year periods so they are incented to build stockholder value over time. Their performance cash awards also are subject to vesting over a three-year period, and their payout is tied to ROIC over the same period of time.

Our performance-based pay components are tied to company-wide results. We have implemented caps on our annual cash incentive plan and our long-term performance cash. Our equity programs limit and define the number of shares, but the value of the award is determined by the stock market at the time they vest or are exercised, which we believe provides a strong connection with stockholder interests.

The PCC reviewed the company’s annual and long-term incentive plans at the PCC’s July 2022 meeting. As a result of its review, the PCC concluded that our program is unlikely to place the company at material risk. In this regard, several of our current practices effectively mitigate risk and promote performance.

As part of this process, the PCC reviewed the risk assessment conducted by management using the Willis Towers Watson methodology and discussed any changes over the last year that could impact risk. The PCC concluded that no plan changes were implemented in 2022 that would affect the existing risk profile of any of the plans.

In addition, we have implemented an executive compensation reimbursement policy, requiring the executives to reimburse incentive compensation erroneously awarded in certain circumstances in the event of a material restatement, commonly called a “clawback.” We believe this policy, discussed in greater depth in the section of the Compensation Discussion and Analysis entitled, “Clawbacks – Executive Compensation Reimbursement Policy,” mitigates the risk of a financial restatement by ensuring that our executive officers continuously monitor and maintain the accuracy of our reported financial results and adhere to our Guiding Principles.

Executive Life Insurance

The A. O. Smith Executive Life Insurance Plan is a program intended to provide income security for a named beneficiary in the event of death. The plan generally provides a life insurance benefit equal to three times the executive’s annual base salary during employment and one times the annual base salary after retirement. We may at our discretion transfer ownership of the post-retirement policy equivalent of one times annual base salary to an executive upon retirement.

In 2019, the PCC reviewed and approved freezing and grandfathering the value of the active and post-retirement life insurance at the three times and one times levels described above for executives currently in the life insurance program. All new executives will be eligible for a life insurance benefit equal to two times annual base salary during employment.

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Executive Compensation

Executive Pension

The retirement plans provided to our executives are consistent with our philosophy of providing competitive retirement benefits for all employees in order to attract and retain critical talent, as well as ensure a secure retirement for employees who contributed to our success over a sustained period of time.

Executive pension benefits are provided in one of two ways, depending on when the executive became eligible. One was through a qualified defined benefit plan, the A. O. Smith Retirement Plan, which closed to new entrants on January 1, 2010, and which stopped accruing benefits for participants on December 31, 2014. This plan was terminated as of December 31, 2021, and participants who have not commenced benefits under the plan were given the option in 2022 to select a lump-sum or an annuity payment administered by an insurance company in full settlement of their qualified plan benefit. For executives hired or promoted into a qualifying executive position prior to July 2010, this defined benefit plan is complemented by a non-qualified supplemental executive retirement plan. The non-qualified executive retirement plan was not terminated and benefits under the non-qualified plan will continue to be paid following an executive participant’s termination of employment. Executives hired or promoted into a qualifying executive position after July 2010 do not participate in the supplemental executive retirement plan, but are eligible to participate in a defined contribution restoration plan described in the “Defined Contribution Retirement Savings Plan” section below. The only remaining executives in the non-qualified supplemental executive retirement plan are Messrs. Stern and Petrarca.

A detailed discussion of terms of the defined benefit plans follows the “Pension Benefits” Table.

Defined Contribution Retirement Savings Plan

We have a defined contribution plan, the A. O. Smith Retirement Security Plan, for all U.S. salaried employees, including the named executive officers. The plan is structured as a 401(k) plan with a 100% match on the first 1% of employee savings and a 50% match on the next 5% of employee savings. We provide a company contribution under the A. O. Smith Non-qualified Deferred Compensation Plan to executives who contributed the maximum eligible tax-deferred employee contributions allowed by law to the 401(k) Plan. The amount of the company contribution to the executive under the Non-qualified Deferred Compensation Plan is the difference between the match the executive would have received without the restrictions placed on compensation eligible for contributions to the 401(k) plan by the Internal Revenue Code and the actual match received under the 401(k) plan.

The A. O. Smith Retirement Security Plan also provides an annual nonmatching company contribution to employee 401(k) accounts of 3% of employee base salary and bonus up to the compensation limits specified in the Internal Revenue Code. This nonmatching contribution was introduced as of January 1, 2015, at the time employees ceased accruing benefits under the A. O. Smith Retirement Plan. Additionally, a defined contribution restoration plan is available for executives who are not eligible for the supplemental executive retirement plan. They receive an annual company contribution under the A. O. Smith Non-qualified Deferred Compensation Plan of 3% of pay (base plus bonus) based on pay above the Internal Revenue Service pay limit. Messrs. Wheeler, Lauber, and Warren participate in the defined contribution restoration plan.

A discussion of the A. O. Smith Non-qualified Deferred Compensation Plan, under which executives may elect to defer all or part of their salary, annual incentive bonus or restricted stock units, follows the “Non-qualified Deferred Compensation” table.

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Executive Compensation

Executive Perquisites

We provide a perquisite allowance to our senior executives, paid semimonthly. In 2016, the PCC reviewed and approved freezing and grandfathering the value of the perquisite allowance at the current amount for executives currently in the perquisite allowance program. All new executives will be eligible for the executive physical program and reimbursement for tax planning and preparation services, but will not receive a semimonthly perquisite allowance. Perquisite allowances for the named executive officers are:

Executive	Annual Allowance

Kevin J. Wheeler	$40,000

Charles T. Lauber	35,000

James F. Stern	40,000

Mark A. Petrarca	35,000

David R. Warren	16,800

In addition to the grandfathered perquisite allowance, executives may receive executive physicals, reimbursement for spousal travel to Board or executive meetings, including, on an infrequent basis, spousal travel on the corporate aircraft for such purpose, occasional tickets to sporting events and other items of incidental value.

Severance Plan

The named executive officers participate in the A. O. Smith Senior Leadership Severance Plan (the “Plan”), which protects executives financially in the event of employment termination in circumstances identified in the Plan, including a change in control of our company. These protections help to ensure that executives will remain focused on managing our company in the event of a pending change in control or other circumstances. Furthermore, this Plan provides a more attractive compensation package when recruiting key talent. Lastly, instead of negotiating individual separation arrangements upon a termination, the PCC can ensure consistent and equitable treatment for all executives.

The Plan provides each executive with a cash severance (represented as a multiple of their annual cash compensation), medical benefit continuation and outplacement services. Additionally, vesting of long-term incentive awards is accelerated in certain cases. To be covered by the Plan, an executive must sign a noncompete, non-solicitation, assignment of inventions and confidentiality agreement. To receive these benefits, an executive must sign a release from future claims against our company. The Plan also provides for enhanced cash severance benefits upon a change in control, as discussed below. We do not have any individual employment agreements with named executive officers.

Tax Considerations

The PCC considers its primary goal to be the design of compensation strategies that further the economic interests of our company and stockholders.

Under Section 162(m) of the Internal Revenue Code, any compensation that we pay pursuant to compensation arrangements, even if performance-based, counts towards the $1,000,000 deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we anticipate that some of the compensation that we provide to our executive officers may not be deductible.

Prohibition on Hedging and Pledging

We have a policy that prohibits all directors, officers and employees from entering into transactions that hedge or pledge our company’s securities. Without limitation, the prohibition on hedging includes the purchase of any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our company’s securities.

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Executive Compensation

Clawbacks – Executive Compensation Reimbursement Policy

The PCC has implemented a requirement that executive officers who receive payments of performance-based awards (annual or long-term incentive awards, stock-based awards, and any other form of cash or equity compensation other than salary) must, upon request of the PCC, reimburse us for those payments where, (i) the payments were based on the achievement of certain financial results during a specified performance period; (ii) the financial results were subsequently subject to a material restatement; and (iii) the restatement resulted from material noncompliance with financial reporting requirements under applicable laws. In addition, every award agreement provides for reimbursement, in the PCC’s discretion, when an executive officer has direct knowledge of conduct that is materially adverse to our company, including conduct that could warrant dismissal or is a violation of our Guiding Principles code of conduct, or any law, regulation or listing standard, regardless of whether we learn of the conduct before or after the executive officer’s termination of employment. In those circumstances, we may obtain reimbursement, or “clawback,” of any amount by which the payment of the award to the executive officer exceeds the lower payment that would otherwise have been made to the executive officer based on the restated financial results, or an amount equal to the financial, reputational or other harm incurred by our company as a result of the materially adverse conduct. If the clawback arises from a material restatement of our financial results, we will not seek reimbursement of payments of awards where the payment was made more than three years before the occurrence of the restatement. If the clawback relates to knowledge of materially adverse conduct, there is no time limit imposed in the award agreements on our reimbursement rights. These requirements are incorporated into the amended Combined Incentive Compensation Plan that was approved by stockholders in 2020 as well as individual award agreements that the executive must sign.

The PCC believes that implementing this reimbursement requirement for all awards issued under our various incentive plans, including our Combined Incentive Compensation Plan, is important to help ensure that our executive officers continuously monitor and maintain the accuracy of our reported financial results and comply with all regulations and our code of conduct. Further, the PCC believes that this reimbursement requirement aligns our executive officers’ compensation with our interests in ensuring full compliance with financial reporting requirements to which we are subject as a public company and our commitment to conduct business in compliance with all legal requirements and our Guiding Principles. We believe the reimbursement requirement will further align our executive compensation programs with our core compensation philosophy and objectives by tying payments on performance awards and annual incentive compensation to actual achieved financial results of our company and our culture of compliance. This will further serve our long-term objective of aligning compensation of our executive officers with the interests of our stockholders.

In anticipation of clawback requirements being finalized by the NYSE, we plan to implement a policy consistent with the NYSE requirements when finalized.

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Executive Compensation

Summary Compensation Table

The Summary Compensation Table reflects information concerning compensation awarded to, earned by or paid to our chairman and chief executive officer, chief financial officer and other named executive officers during fiscal years 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total ($)

Kevin J. Wheeler Chairman, President and Chief Executive Officer	2022 2021 2020	$1,035,000 1,000,000 868,958	$146,000 0 0	$1,517,977 1,386,088 1,320,025	$1,518,003 1,385,968 1,320,016	$2,122,000 2,917,000 1,347,000	$42,393 0 142,120	$258,674 208,926 176,632	$6,640,047 6,897,982 5,174,751

Charles T. Lauber Executive Vice President and Chief Financial Officer	2022 2021 2020	602,000 556,000 506,250	49,000 0 0	395,832 363,095 300,333	396,043 363,025 300,291	574,000 778,000 435,000	0 0 111,537	119,842 99,830 89,593	2,136,717 2,159,950 1,743,004

James F. Stern Executive Vice President, General Counsel and Secretary	2022 2021 2020	597,000 577,000 525,000	47,000 0 0	288,891 250,883 250,737	288,783 250,797 250,785	491,000 901,000 574,000	0 416,735 542,832	94,454 90,241 86,698	1,807,128 2,486,656 2,230,052

Mark A. Petrarca Sr. Vice President – Human Resources and Public Affairs	2022 2021 2020	516,000 498,500 453,750	37,000 0 0	218,339 208,004 164,897	218,303 207,923 165,017	348,000 666,000 412,000	0 407,761 617,687	81,299 76,640 74,844	1,418,941 2,064,828 1,888,195

David R. Warren Senior Vice President, President and General Manager – North America Water Heating	2022 2021 2020	479,500 463,500 421,875	47,000 0 0	232,078 221,081 197,961	232,118 221,094 197,980	381,000 689,000 469,000	0 0 163,521	77,140 73,151 66,705	1,448,836 1,667,826 1,517,042

1	Includes amounts earned in 2022, even if deferred.

2

All employees in several of our company’s annual incentive plans, including the NEOs, received a discretionary adjustment to the bonus payout to recognize the team for continuing to drive performance in 2022 in the face of COVID lockdowns in China, continued supply chain challenges, high inflation, significant U.S. wholesale residential water heater destocking activity, and a challenging labor market. The amount of this discretion was applied equally as a percent of target bonus to all employees in the Corporate and North America Water Heating annual incentive plans.

3

The amounts included in the “Stock Awards” column are the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2022 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

4

The amounts included in the “Option Awards” column are the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2022 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

5

Reflects the annual incentive bonus for 2022 and performance units for the period 2020 to 2022, which, respectively, for each named executive officer are as follows: Mr. Wheeler, $662,000 and $1,460,000; Mr. Lauber, $241,000 and $333,000; Mr. Stern, $213,000 and $278,000; Mr. Petrarca, $165,000 and $183,000; and Mr. Warren, $162,000 and $219,000.

6

Reflects the change in pension value for each named executive officer. As permitted by SEC rules, the amount shown for each executive reflects the net change in the actuarial present value of his pension benefit under these plans. The actuarial present value of the pension value for Messrs. Lauber, Stern, Petrarca, and Warren decreased from December 31, 2021 to December 31, 2022, by $24,168, $669,663, $921,212 and $106,263, respectively. Pursuant to SEC rules, the amount of this decrease is not reflected in the sum shown. For 2022, the decrease in the actuarial present value of pension benefit for the indicated named executive officers was primarily attributable to an increased discount rate used to calculate the present value of this benefit.

7	Additional information regarding other compensation as provided in the “Components of 2022 All Other Compensation” table below.

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Executive Compensation

Components of 2022 All Other Compensation

Name	Company Contributions to Retirement and 401(k) Plans ($)[1]	Dividends on Restricted Stock and Stock Units ($)[2]	Perquisite Allowance ($)[3]	Other ($)[4]	Total ($)

Kevin J. Wheeler	$125,175	$83,919	$40,000	$9,580	$258,674

Charles T. Lauber	57,910	$21,278	35,000	5,654	119,842

James F. Stern	30,045	$16,165	40,000	8,244	94,454

Mark A. Petrarca	27,210	$11,769	35,000	7,320	81,299

David R. Warren	45,448	$13,202	16,800	1,690	77,140

1

Amounts shown are company 401(k) plan matching contribution and contribution to the A. O. Smith Non-qualified Deferred Compensation Plan. For 2022, each officer received a $10,675 company 401(k) plan matching contribution, a $9,150 company 401(k) plan nonmatching contribution and the following Non-qualified Deferred Compensation Plan contributions: Mr. Wheeler, $105,350; Mr. Lauber, $38,085; Mr. Stern, $10,220; Mr. Petrarca, $7,385; and Mr. Warren, $25,623.

2	Dividends on deferred restricted stock and restricted stock units are credited to the executive officer’s account in the A. O. Smith Non-qualified Deferred Compensation Plan.

3	Executive officers receive a single perquisite allowance, as discussed in greater depth in the “Executive Perquisites” section of the Compensation Discussion and Analysis.

4	Amounts shown include payments for life insurance premiums for all named executive officers and executive physicals, if taken.

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Grants of Plan-Based Awards

The table below reflects the plan-based awards made under the Combined Incentive Compensation Plan to each of the named executive officers during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Under- lying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh) ($)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin J. Wheeler	2/7/2022	[5]	0	$1,242,000	$2,484,000	N/A	N/A	N/A

	2/7/2022	[6]	782,000	1,564,000	3,128,000

	2/7/2022									86,260	$74.27	$1,518,003

	2/7/2022								20,440			1,517,977

Charles T. Lauber	2/7/2022	[5]	0	451,500	903,000	N/A	N/A	N/A

	2/7/2022	[6]	204,000	408,000	816,000

	2/7/2022									22,505	74.27	396,043

	2/7/2022								5,330			395,832

James F. Stern	2/7/2022	[5]	0	399,990	799,980	N/A	N/A	N/A

	2/7/2022	[6]	148,750	297,500	595,000

	2/7/2022									16,410	74.27	288,783

	2/7/2022								3,890			288,891

Mark A. Petrarca	2/7/2022	[5]	0	309,600	619,200	N/A	N/A	N/A

	2/7/2022	[6]	112,500	225,000	450,000

	2/7/2022									12,405	74.27	218,303

	2/7/2022								2,940			218,339

David R. Warren	2/7/2022	[5]	0	321,265	619,200	N/A	N/A	N/A

	2/7/2022	[6]	119,500	239,000	456,000

	2/7/2022									13,190	74.27	232,118

	2/7/2022								3,125			232,078

1

Shows the number of restricted stock units granted to each named executive officer in 2022 under the Combined Incentive Compensation Plan. Restricted stock units vest on February 7, 2025, except in the event of dismissal or voluntary resignation prior to vesting, if not retirement eligible. The grant date fair value of these awards was $74.265 for the February 7, 2022, grant per restricted stock unit, based upon the average of the highest and lowest price on the date of grant. Dividends on restricted stock and restricted stock units are credited to the named executive officer’s account in the A. O. Smith Non-qualified Deferred Compensation Plan.

2

Shows the number of stock options granted to each named executive officer in 2022 under the Combined Incentive Compensation Plan. Options vest and become exercisable in three equal installments. For options granted on February 7, 2022, they partially vest beginning February 7, 2023, one year after the grant date. Vested options may be exercised within 90 days of voluntary termination.

3	The exercise price is the average of the highest and lowest price on the effective date of grant.

4

The value of the restricted stock units and stock option awards are the aggregate grant date fair value of restricted stock units and stock options granted during a year calculated in accordance with FASB ASC Topic 718.

5	Amounts reflect the threshold, target and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan for annual incentive bonus for 2022.

6

Amounts reflect the threshold, target and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan as performance units for the period 2022 to 2025. Performance units have a value of $100 per unit at time of grant. The actual value of performance units is dependent upon ROIC performance over the three-year vesting period, as more fully explained under “Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

2023 Proxy Statement        41

Executive Compensation

Outstanding Equity Awards at December 31, 2022

The table below reflects all outstanding equity awards made under the Combined Incentive Compensation Plan to each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]

Kevin J. Wheeler	19,900 19,220 22,200 14,675 24,435 16,755 79,240 107,990 32,974 0	0 0 0 0 0 0 0 53,995 65,946 86,260	0	$23.235 30.765 31.670 50.160 61.760 57.465 49.420 42.390 60.820 74.265	02/10/24 02/09/25 02/08/26 02/13/27 02/12/28 09/01/28 02/11/29 02/10/30 02/08/31 02/07/32	31,140 22,790 20,440	$1,782,454 1,304,500 1,169,986	0	0

Charles T. Lauber	2,933 7,590 7,775 12,190 8,985 24,567 8,637 0	0 0 0 0 0 12,283 17,273 22,505	0	31.670 50.160 61.760 49.420 52.680 42.390 60.820 74.265	02/08/26 02/13/27 02/12/28 02/11/29 05/01/29 02/10/30 02/08/31 02/07/32	7,085 5,970 5,330	405,545 341,723 305,089	0	0

James F. Stern	15,180 15,550 22,400 20,517 5,967 0	0 0 0 10,258 11,933 16,410	0	50.160 61.760 49.420 42.390 60.820 74.265	02/13/27 02/12/28 02/11/29 02/10/30 02/08/31 02/07/32	5,915 4,125 3,890	338,575 236,115 222,664	0	0

Mark A. Petrarca	11,005 10,215 14,780 13,500 4,947 0	0 0 0 6,750 9,893 12,405	0	50.160 61.760 49.420 42.390 60.820 74.265	02/13/27 02/12/28 02/11/29 02/10/30 02/08/31 02/07/32	3,890 3,420 2,940	222,664 195,761 168,286	0	0

David R. Warren	3,755 7,995 5,688 8,098 5,260 0	0 0 0 8,098 10,520 13,190	0	50.160 61.760 49.420 42.390 60.820 74.265	02/13/27 02/12/28 02/11/29 02/10/30 02/08/31 02/07/32	4,670 3,635 3,125	267,311 208,067 178,875	0	0

1

Mr. Wheeler will have the right to exercise an option for 53,995 shares at the exercise price of $42.39 on February 10, 2023; 32,973 shares at the exercise price of $60.82 on February 8, 2023; 32,973 shares at the exercise price of $60.82 on February 8, 2024; 28,754 shares at the exercise price of $74.265 on February 7, 2023; 28,753 shares at the exercise price of $74.265 on February 7, 2024; and 28,753 shares at the exercise price of $74.265 on February 7, 2025. Mr. Lauber will have the right to exercise an option for 12,283 shares at the exercise price of $42.39 on February 10, 2023; 8,637 shares at the exercise price of $60.82 on February 8, 2023; 8,636 shares at the exercise price of $60.82 on February 8, 2024; 7,502 shares at the exercise price of $74.265 on February 7, 2023; 7,502 shares at the exercise price of $74.265 on February 7, 2024; and 7,501 shares at the exercise price of $74.265 on February 7, 2025.

42        A. O. Smith Corporation

Executive Compensation

Mr. Stern will have the right to exercise an option for 10,258 shares at the exercise price of $42.39 on February 10, 2023; 5,967 shares at the exercise price of $60.82 on February 8, 2023; 5,966 shares at the exercise price of $60.82 on February 8, 2024; 5,470 shares at the exercise price of $74.265 on February 7, 2023; 5,470 shares at the exercise price of $74.265 on February 7, 2024; and 5,470 shares at the exercise price of $74.265 on February 7, 2025. Mr. Petrarca will have the right to exercise an option for 6,750 shares at the exercise price of $42.39 on February 10, 2023; 4,947 shares at the exercise price of $60.82 on February 8, 2023; 4,946 shares at the exercise price of $60.82 on February 8, 2024; 4,135 shares at the exercise price of $74.265 on February 7, 2023; 4,135 shares at the exercise price of $74.265 on February 7, 2024; and 4,135 shares at the exercise price of $74.265 on February 7, 2025. Mr. Warren will have the right to exercise an option for 8,098 shares at the exercise price of $42.39 on February 10, 2023; 5,260 shares at the exercise price of $60.82 on February 8, 2023; 5,260 shares at the exercise price of $60.82 on February 8, 2024; 4,397 shares at the exercise price of $74.265 on February 7, 2023; 4,397 shares at the exercise price of $74.265 on February 7, 2024; and 4,396 shares at the exercise price of $74.265 on February 7, 2025.

2

Mr. Wheeler will vest in 31,140 restricted stock units on February 10, 2023; 22,790 restricted stock units on February 8, 2024; and 20,440 restricted stock units on February 7, 2025. Mr. Lauber will vest in 7,085 restricted stock units on February 10, 2023; 5,970 restricted stock units on February 8, 2024 and 5,330 restricted stock units on February 7, 2025. Mr. Stern will vest in 5,915 restricted stock units on February 10, 2023; 4,125 restricted stock units on February 8, 2024; and 3,890 restricted stock units on February 7, 2025. Mr. Petrarca will vest in 3,890 restricted stock units on February 10, 2023; 3,420 restricted stock units on February 8, 2024; and 2,940 restricted stock units on February 7, 2025. Mr. Warren will vest in 4,670 restricted stock units on February 10, 2023; 3,635 restricted stock units on February 8, 2024; and 3,125 restricted stock units on February 7, 2025.

3	Market value determined by the NYSE closing market price of $57.24 on December 31, 2022, the last trading day of the fiscal year.

Option Exercises and Stock Vested

The following table provides information related to options exercised and stock vested for each of the named executive officers during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]

Kevin J. Wheeler	0	$0	17,360	$1,244,972

Charles T. Lauber	0	0	4,570	304,216

James F. Stern	0	0	4,910	352,121

Mark A. Petrarca	0	0	3,240	232,356

David R. Warren	0	0	3,740	268,214

1	Based on NYSE closing price of the Common Stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Kevin J. Wheeler	A. O. Smith Retirement Plan	20.12	$0	$1,097,545

Charles T. Lauber	A. O. Smith Retirement Plan	15.07	0	718,862

James F. Stern	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	7.59 15.59	0 2,470,989	352,022 0

Mark A. Petrarca	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	15.57 23.57	0 2,718,815	691,430 0

David R. Warren	A. O. Smith Retirement Plan	22.13	0	911,856

We maintained a qualified defined benefit pension plan, the A. O. Smith Retirement Plan, for all eligible salaried employees that was closed to new entrants in 2010 and frozen on December 31, 2014. The plan provided a

2023 Proxy Statement        43

Executive Compensation

monthly retirement benefit at normal retirement age equal to 1.1% of five-year final average pay, plus 0.5% of five-year final average pay in excess of Social Security compensation multiplied by credited service up to a 40-year maximum. Average annual pay includes base salary and 50% of annual bonus. As a result of the freeze, five-year average pay and credited service were determined as of December 31, 2014. The A. O. Smith Retirement Plan was terminated effective December 31, 2021, and in connection with such termination, benefits owed under the plan was satisfied in full in 2022 either by payment of a benefit in a lump-sum, if elected by a participant, or by transferring the benefit payment obligation to an insurance company by purchasing an annuity contract from such insurance company. The lump-sum payment was offered to all participants including named executive officers. Following completion of the lump-sum payments or purchases of annuity contracts, the company no longer has any obligations with respect to the A. O. Smith Retirement Plan.

Starting in 2015, in lieu of providing accruals under the A. O. Smith Retirement Plan, we provide a nonelective company contribution under the A. O. Smith Retirement Security Plan, which is our 401(k) plan.

We also maintain the A. O. Smith Corporation Executive Supplemental Pension Plan to provide benefits to an executive whose benefits in the A. O. Smith Retirement Plan are subject to limitations under the Internal Revenue Code and to take into account 100% of an executive’s annual incentive bonus. The Executive Supplemental Pension Plan provides a benefit equivalent to 1.65% of the executive’s five-year final average pay times years of credited service up to a 40-year maximum, less the qualified plan benefit as calculated under the now terminated A. O. Smith Retirement Plan. In July 2010, the PCC decided to continue the existing Executive Supplemental Pension Plan for all executive officers participating at that time, which includes Messrs. Stern and Petrarca. Its decision, however, reduces the final retirement benefit for affected executives by the amount of the monthly benefit that was lost when the A. O. Smith Retirement Plan stopped accruing benefits on December 31, 2014. The termination of the A. O. Smith Retirement Plan will not affect the amount, or timing of payment, of benefits under the A. O. Smith Corporation Executive Supplemental Pension Plan. Executives hired or promoted to a qualifying position after July 2010 do not participate in the defined benefit Executive Supplemental Pension Plan. Instead, they participate in a defined contribution restoration plan that will provide a 3% contribution under the A. O. Smith Non-qualified Deferred Compensation Plan per year of pay (base salary plus annual bonus) based on compensation above the Internal Revenue Service limit. Messrs. Stern and Petrarca participate in the Executive Supplemental Pension Plan. Messrs. Wheeler, Lauber, and Warren participate in the defined contribution restoration plan.

The normal retirement age under the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan for Messrs. Stern and Petrarca is 67. Each plan provides for early retirement as early as age 57 and 10 years of service but with reductions in the normal retirement benefit. The reductions for benefits provided by the A. O. Smith Retirement Plan are equal to 6.67% per year between the age at retirement and the executive’s normal retirement age less three years (also called the unreduced retirement age). Messrs. Stern and Petrarca are currently eligible for early retirement. If an executive retires early, the single lump-sum amount to be paid from the Executive Supplemental Pension Plan is calculated based upon the unreduced benefit commencing at the unreduced retirement age discounted for interest between the unreduced retirement age and executive’s age at early retirement using the after-tax yield on the Bloomberg Barclays Capital U.S. Corporate Index. Executives terminating before age 57 and 10 years of service with a vested benefit receive a single lump-sum amount from the Executive Supplemental Pension Plan calculated in the same manner as for early retirement, except the benefit is based upon the unreduced benefit commencing at the executive’s normal retirement age, discounted for interest between the executive’s normal retirement age and the executive’s age at termination.

The retirement benefit under the Executive Supplemental Pension Plan is paid as a single lump-sum to the executive upon retirement. The lump-sum amount is calculated by determining the amount necessary (on an after-tax basis to the executive) to purchase a commercial annuity that will provide a monthly amount equivalent to the after-tax amount the executive would receive if the monthly pension would be paid directly by us. To calculate the “Present Value of Accumulated Benefit” for the benefit under the Executive Supplemental Pension Plan, assumptions are made regarding the executive’s tax rate at retirement and post-retirement tax rate and an annuity purchase interest rate (currently 5.3%). As an offset to a portion of the lump-sum payment obligation to the executive, we may transfer life insurance policies to the executive valued at the cash surrender value of the life insurance policies.

44        A. O. Smith Corporation

Executive Compensation

The “Present Value of Accumulated Benefit” set forth in the table above is based on assumptions and valuation dates that are the same as those used for the valuation of pension liabilities in the company’s most recent Annual Report. Retirement age under the Executive Supplemental Pension Plan is assumed to be the earliest age that an executive can retire with an unreduced benefit, which is age 64 for all executives. Post-retirement mortality rates are based on the Pri-2012 Retiree Mortality Table (white collar variant), including generational improvements using scale MP2021. The assumption is made that there is no probability of pre-retirement death or termination by any other cause.

We do not have a policy to grant extra years of service. No current executive officer has additional service granted under a retirement plan.

Non-qualified Deferred Compensation

Name	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)[1]	Aggregate Earnings in 2022 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)

Kevin J. Wheeler	$0	$189,269	-$	532,694	$0	$2,579,127

Charles T. Lauber	0	59,363		-21,610	0	245,315

James F. Stern	0	26,385		-890,568	0	4,055,950

Mark A. Petrarca	0	19,154		-82,266	0	433,091

David R. Warren	0	38,825		-8,691	0	143,714

1	All registrant contributions under the A. O. Smith Non-qualified Deferred Compensation Plan in 2022 are also reported in the “Summary Compensation Table.”

Each executive has an account in the A. O. Smith Non-qualified Deferred Compensation Plan, which each year is credited with supplemental company contributions and notional dividend equivalents on restricted stock and restricted stock units. The executive’s account is a bookkeeping entry only. Amounts credited to the executive’s account are credited with gains and losses each month based on the executive’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the executive’s account. The investment funds available under the Non-qualified Deferred Compensation Plan are similar to those available under our 401(k) plan. There are no above-market or preferential earnings under the Deferred Compensation Plan in 2022.

The Non-qualified Deferred Compensation Plan also allows executives to defer payment of all or a part of their base salary, annual incentive bonus or restricted stock units to a future date. Deferred amounts are credited to the executive’s account in the Non-qualified Deferred Compensation Plan, and gains and losses on the deferred amounts are credited in the same manner as described above for supplemental company contributions and notional dividend equivalents, except that deferrals of restricted stock units are deemed invested in shares of our Common Stock for purposes of determining gains and losses, and dividend equivalents on such restricted stock units are credited in the form of additional restricted stock units.

Executives are eligible to receive payment of amounts in their accounts under the Non-qualified Deferred Compensation Plan beginning upon termination of employment (six months after termination in the case of the amounts credited to accounts on or after January 1, 2005). They may also elect in-service distributions scheduled for a specific date or series of dates.

2023 Proxy Statement        45

Executive Compensation

Termination of Employment and Change in Control Arrangements

No named executive officer at our company has an individual employment contract for a specific period of time. Rather, all executives serve at the pleasure of the Board.

We have a Senior Leadership Severance Plan, in which all of the named executive officers participate. The Board implemented the Senior Leadership Severance Plan to establish financial protection for our executives upon various employment termination scenarios, including a change in control of our company. We believe the Senior Leadership Severance Plan assists in retention of executives and provides a more attractive compensation package when recruiting key talent. Furthermore, instead of negotiating individual separation arrangements upon a termination, the Board can ensure consistent and equitable treatment for all executives through the Senior Leadership Severance Plan.

The Senior Leadership Severance Plan provides that each named executive officer will receive severance benefits upon a “Qualifying Termination” and provides for vesting of certain equity awards upon a “Change in Control.” Under the Senior Leadership Severance Plan:

•	A “Qualifying Termination” is an involuntary termination of employment without “Cause” or a voluntary termination of employment with “Good Reason.”

•

“Cause” means any of the following: conviction or plea of nolo contendere to a felony or crime involving moral turpitude; the executive’s willful and continuing refusal to substantially perform his duties; the executive engages in conduct that constitutes willful gross neglect or willful gross misconduct, or any other material breach of the Confidentiality and Loyalty Agreement by the executive.

•

“Good Reason” means any of the following, without the executive’s consent: our company materially reduces the executive’s base salary; our company requires the executive to be based at a location in excess of 50 miles from his principal job location; material diminution in the executive’s title, authority, duties or responsibilities; the failure of our company or its business unit, as applicable, to obtain the written commitment of a purchaser of substantially all assets of our company or the business unit, to be bound to the terms of the Senior Leadership Severance Plan; or any action or inaction by our company that constitutes a material breach of the Senior Leadership Severance Plan.

•

A “Change in Control” is deemed to have occurred upon: the acquisition of 50% or more of our company’s or relevant business unit’s capital stock entitled to vote in the election of directors (other than acquisitions by certain members of the Smith family); a majority of the members of the Board of Directors of our company as of August 1, 2009, (or succeeding directors elected or nominated by 2/3 of the existing directors) ceasing to be continuing directors at any time; or the consummation of a reorganization, merger, or consolidation resulting in a change in ownership with respect to 50% or more of the relevant entity’s voting securities, or a sale or other disposition of more than 40% of our company’s or the relevant business unit’s assets.

In order to be covered by the Senior Leadership Severance Plan, named executive officers must sign a noncompete, non-solicitation, assignment of inventions and confidentiality agreement. In order to receive severance benefits, the named executive officers must sign a release of all claims against our company and its affiliates.

The Senior Leadership Severance Plan had an initial irrevocable term through July 31, 2013, and automatically renews for successive one-year periods. The Plan will automatically renew for two years upon a Change in Control.

In the event of a Qualifying Termination, Mr. Wheeler will receive 24 months of continuation of pay. Messrs. Lauber, Stern, Petrarca and Warren will receive continuation of pay for 18 months. The continuation of pay will be equal to the executive’s annual salary and target bonus during the year of termination. Each named executive officer will also receive within 2 1/2 months after the end of the year in which the termination occurred a lump-sum payment of the actual bonus based on performance that would have been payable for the year of termination adjusted on a pro rata basis based on days employed during the bonus plan year. Each named

46        A. O. Smith Corporation

Executive Compensation

executive officer will also receive medical benefit continuation and outplacement (capped at 25% of the executive’s annual base salary) through the Severance Period (the period during which the executive receives salary continuation).

Upon a Qualifying Termination without a Change in Control, long-term incentive awards are treated as follows: (i) any unvested or unearned long-term incentive awards that were granted during the calendar year of the termination date will be forfeited; (ii) unvested stock options become vested on a pro rata basis; (iii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time that were granted in any calendar year before the termination become vested on a pro rata basis; and (iv) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals will be paid at the end of the actual performance period on a pro rata basis based on actual performance.

Upon a Qualifying Termination within two years following a Change in Control, the named executive officers will be eligible for an enhanced benefit. The named executive officers, other than Mr. Wheeler, will receive a lump-sum severance payment equal to 15 months of base salary and target bonus, and a lump-sum payment equal to 9 months of base pay and target bonus in consideration for the noncompete provisions. Mr. Wheeler will receive a lump-sum payment equal to 24 months of base salary and target bonus, and a lump-sum payment equal to 12 months of base pay and target bonus in consideration for the noncompete provisions. Each named executive officer will also receive a lump-sum payment of the target bonus that would have been payable for the year of termination adjusted on a pro rata basis based on days employed during the bonus plan year. The named executive officers also will be eligible to receive continued medical and outplacement benefits during the Severance Period.

Furthermore, upon a Change in Control, long-term incentive awards are treated as follows: (i) unvested stock options become fully vested; (ii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time become fully vested; and (iii) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals are paid out at the target amount, adjusted on a pro rata basis based on the time the executive was employed during the relevant performance period. However, if the Change in Control is the result of a sale of our company’s or a relevant business unit’s assets, then the executive will only receive such treatment with respect to his long-term incentive awards if the executive experiences a Qualifying Termination within 24 months of such Change in Control.

We will reimburse the named executive officer for excise tax liability resulting from payments received in connection with his termination following a Change in Control if the executive’s Parachute Payments (as defined under Internal Revenue Code Section 280G) exceed the executive’s safe harbor (as defined under Internal Revenue Code Section 280G) by more than 10%. The company will cap the executive’s total payment if his total net benefit is less than 110% of the executive’s respective safe harbor amount, which we refer to as “Effect of Modified Gross-up Provision” in the table below.

Set forth below are tables showing payments and benefits to each named executive officer upon a Qualifying Termination or a Change in Control and a Qualifying Termination under the Senior Leadership Severance Plan.

We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that a Qualifying Termination or Change in Control and Qualifying Termination occurred at December 31, 2022, and that our Common Stock had a value of $57.24, which was the closing market price for our Common Stock on December 30, 2022. The actual amount of payments and benefits can only be determined at the time of such a Qualifying Termination or Change in Control, and therefore the actual amounts would vary from the estimated amounts in the tables below.

2023 Proxy Statement        47

Executive Compensation

Payments Resulting from a Qualifying Termination December 31, 2022

Name	Severance	Pro rata Bonus[1]	Stock Options	Restricted Stock Units	Performance Units[2]	Medical Coverage[3]	Outplacement[4]	Total

Kevin J. Wheeler	$4,554,000	$808,000	$801,826	$4,256,940	$2,934,000	$30,372	$258,750	$13,643,888

Charles T. Lauber	1,580,250	294,000	182,408	1,052,357	719,000	6,516	150,500	3,985,031

James F. Stern	1,495,485	260,000	152,336	797,354	551,000	18,768	149,250	3,424,193

Mark A. Petrarca	1,238,400	202,000	100,238	586,711	398,000	13,405	129,000	2,667,754

David R. Warren	1,201,148	209,000	120,260	654,253	447,000	13,405	119,875	2,764,941

1	Upon a Qualifying Termination or retirement, pro rata bonus is based upon actual performance. The amounts in the table are based on the actual bonus for 2022.

2

Upon a Qualifying Termination, payout is based upon actual performance. The amounts in the table assume the 2020-2022 award will pay out at 107.3% of target and awards for other performance periods will pay out at target.

3	Calculated based on the employer-paid portion of medical and dental insurance for the Severance Period.

4	Calculated at the maximum under the Senior Leadership Severance Plan, 25% of the named executive officer’s base salary.

Payments Resulting from a Change in Control and Qualifying Termination of Employment December 31, 2022

Name	Severance	Pro rata Bonus	Stock Options	Restricted Stock Units	Performance Units	Medical Coverage[1]	Outplace- ment[2]	Effect of Modified Gross-up Provision[3]	Excise Tax Gross-up	Total

Kevin J. Wheeler	$6,831,000	$1,242,000	$801,826	$4,256,940	$2,834,000	$45,558	$258,750	$0	$6,869,404	$23,139,478

Charles T. Lauber	2,107,000	451,500	182,403	1,052,357	696,000	8,688	150,500	0	1,686,470	6,334,918

James F. Stern	1,993,980	399,990	152,331	797,354	532,000	25,024	149,250	0	0	4,049,929

Mark A. Petrarca	1,651,200	309,600	100,238	586,711	389,000	17,874	129,000	0	0	3,183,623

David R. Warren	1,601,530	321,265	120,255	654,253	436,000	17,874	119,875	0	940,042	4,211,094

1	Calculated based on the employer paid portion of medical and dental insurance for the Severance Period.

2	Calculated at the maximum under the Senior Leadership Severance Plan, 25% of the named executive officer’s base salary.

3	Reflects the amount by which payments to an executive will be reduced so that the executive is not required to pay excise tax.

The A. O. Smith Combined Incentive Compensation Plan allows executives who retire to continue to vest stock options, restricted stock units and performance awards on their original vesting schedule. Upon an executive’s retirement, outstanding stock options receive an accelerated expiration of the earlier of the original expiration date or five years from the date of retirement. A retiring executive is entitled to receive a pro rata portion of performance units based on the period of his employment during the three-year performance period based on achievement of the performance goals. A retiring executive is also entitled to receive a pro rata portion of annual incentive compensation, based on his period of employment during the performance period and actual performance achieved.

Please refer to the “Pension Benefits” and “Non-qualified Deferred Compensation” Tables above and related narrative for additional information on the present value of accumulated benefits for our named executive officers.

In addition, each of our named executive officers is provided life insurance as discussed in the section, “Executive Life Insurance.” The death benefits payable as of December 31, 2022, are: $3,105,000 for Mr. Wheeler; $1,806,000 for Mr. Lauber; $1,791,000 for Mr. Stern; $1,548,000 for Mr. Petrarca; and $1,438,500 for Mr. Warren. The death benefits payable after retirement are: $1,035,000 for Mr. Wheeler; $602,000 for Mr. Lauber; $597,000 for Mr. Stern; $516,000 for Mr. Petrarca; and $479,500 for Mr. Warren.

48        A. O. Smith Corporation

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Personnel and Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

Ronald D. Brown, Chairperson

Victoria M. Holt, Committee Member

Dr. Ilham Kadri, Committee Member

Mark D. Smith, Committee Member

2023 Proxy Statement        49

Pay Versus Performance Disclosure

PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with SEC rules, we prepared the analysis set forth below of the relationship between the compensation actually paid to our CEO and other named executive officers, and certain financial performance measures over the last three fiscal years.
Pay versus Performance Disclosure Table

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($) 1	Compensation Actually Paid to CEO ($) 2	Average Summary Compensation Table Total for Non-CEO NEOs 3	Average Compensation Actually Paid to Non-CEO NEOs ($) 4	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) 5	Net Income (millions) ($)	Earnings before Interest and Taxes (millions)($) 6

2022	$6,640,047	$180,882	$1,691,156	$577,901	$127	$125	$236	$233

2021	6,897,982	14,651,874	2,094,815	3,447,584	187	152	487	630

2020	5,174,751	6,941,943	2,558,990	2,825,096	117	118	345	451

1
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Wheeler, our chairman, president and chief executive officer for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).

2
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Wheeler as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Wheeler during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Wheeler’s total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for CEO	2022	2021	2020

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	$(42,393)	$—	$(142,120)

Increase for “Service Cost” for Pension Plans	—	—	—

Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(1,517,977)	(1,386,088)	(1,320,025)

Deduction for Amounts Reported under the “Option Awards” Column in the SCT	(1,518,003)	(1,385,968)	(1,320,016)

Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	2,142,436	4,852,502	4,189,162

Increase/deduction for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to year that were Outstanding and Unvested as of Year end	(3,958,480)	5,115,965	439,083

Increase/deduction for Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to year that Vested during year	(1,564,747)	557,481	(78,893)

Total Adjustments	$(6,459,164)	$7,753,892	$1,767,191

3
The dollar amounts reported in this column represent the average of the amounts reported for the company’s named executive officers as a group (excluding Mr. Wheeler) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Wheeler) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Lauber, Stern, Petrarca, and Warren; (ii) for 2021, Messrs. Lauber, Stern, Petrarca, and Warren; and (iii) for 2020, Messrs. Lauber, Stern, Petrarca, Warren, and Rajendra.

        A. O. Smith Corporation

Pay Versus Performance Disclosure

4
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Wheeler), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Wheeler) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Wheeler) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs	2022	2021	2020

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	—	$(206,124)	$(513,175)

Increase for “Service Cost” for Pension Plans	103,701	107,498	117,666

Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	(283,785)	(260,766)	(432,802)

Deduction for Amounts Reported under the “Option Awards” Column in the SCT	(283,812)	(260,710)	(432,818)

Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	387,072	912,834	1,373,554

Increase/deduction for Change in Fair Value from prior Year End to current Year End of Awards Granted Prior to year that were Outstanding and Unvested as of Year End	(711,758)	961,004	220,982

Increase/deduction for Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to year that Vested during year	(324,673)	99,032	(67,301)

Total Adjustments	$(1,113,255)	$1,352,768	$266,106

5	The peer group used for this purpose is the S&P Industrials Index.

6
We have determined that EBIT is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance.

Most Important Performance Measures

Earnings before Interest and Taxes (EBIT)

Return on Invested Capital (ROIC)

Net Sales

Return on Equity

Return on Performance Assets (business unit)

Performance Earnings before Interest and Taxes (PEBIT)

2023 Proxy Statement

Pay Versus Performance Disclosure

The following chart provides a graphical representation of the company’s three-year
cumulative TSR versus our industry peer group, the S&P Industrials Index.

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and other named executive officers versus the company’s three-year
cumulative TSR.

        A. O. Smith Corporation

Pay Versus Performance Disclosure

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and other named executive officers versus the peer group (S&P Industrials Index)
three-year
cumulative TSR.

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and other named executive officers versus the company’s Net Income.

2023 Proxy Statement

Pay Versus Performance Disclosure

The following chart provides a graphical representation of the Compensation Actually Paid to our CEO and other named executive officers versus the company’s selected measure, EBIT.

        A. O. Smith Corporation

PAY RATIO DISCLOSURE
Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach worldwide, whether it be an executive level position or hourly job at a foreign plant. As such, we typically benchmark by position to the applicable labor market every year, and adjust compensation to match the applicable market. By doing so, we believe we maintain a high-quality, more stable workforce. The compensation we paid to the median employee identified below was benchmarked in accordance with this process to verify competitive compensation.
As a result of rules the SEC adopted under the Dodd-Frank Act, we are providing the following disclosure about the ratio of the annual total compensation of our chairman and chief executive officer to the median annual total compensation of our employees. For the year ended December 31, 2022:

•	the median of the annual total compensation of all employees of our company was reasonably estimated to be $45,640;

•	the annual total compensation of our chairman and chief executive officer was $6,640,047; and

•	based on this information, the ratio of the annual total compensation is estimated to be 145:1.
We identified our median employee using a multi-step process that is permitted under the SEC rules. We first examined the annual cash compensation paid to each of our employees during 2022, which we gathered from payroll data. Then, we excluded approximately 372 employees in India, approximately 62 employees in Vietnam and approximately 42 employees in Turkey as allowed under the de minimis exception to the SEC rules. The total numbers of U.S. employees and
non-U.S.
employees were 4,730 and 7,269, respectively, before taking into account such exclusions and for purposes of calculating such exclusions. We annualized the total cash compensation paid to those employees who commenced work with us during 2022 and therefore did not work for us the entire calendar year. Using this annual cash compensation data, we identified 10 employees whose total cash compensation was closest to the median annual cash compensation, as we believed that our median employee was likely within such group since cash compensation reasonably reflects the total compensation for most of our employee population. We then examined the total compensation of each of the employees within such group, calculated the same way as we calculate total compensation for our named executive officers in the “Summary Compensation Table,” to select our median employee whose total compensation is disclosed above. The median employee is a salaried Service Supervisor at our Nanjing, China plant who in 2022 earned the U.S. dollar equivalent of $45,640, which is competitive pay for this position in China.

2023 Proxy Statement

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a nonbinding advisory basis, on a resolution approving the compensation of our named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

As we describe in detail in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement, we have designed our executive compensation programs to drive our long-term success and increase stockholder value. We utilize our executive compensation programs to provide competitive compensation that will attract and retain our named executive officers, encourage our named executive officers to perform at their highest levels by linking compensation with financial and performance milestones and directly align our executive compensation with stockholders’ interests through the use of equity-based incentive awards.

The Personnel and Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these core compensation principles. The Personnel and Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to help ensure that we provide competitive compensation that motivates our named executive officers to perform at their highest levels, while increasing long-term value to our stockholders. With these core compensation principles in mind, the Personnel and Compensation Committee took the following compensation actions in 2022 to align our programs with stockholder interests:

•	maintained the structure of our compensation programs and incentive awards generally to provide compensation at targeted levels based on benchmark studies;

•	conducted an annual risk assessment with respect to our executive compensation program; and

•	maintained the maximum cap in our annual incentive compensation plan at 200% of target, which aligns with market practices and rewards management for building extraordinary value for stockholders.

We believe the Personnel and Compensation Committee’s compensation actions, like those described above, demonstrate our continued commitment to align our executive compensation with stockholders’ interests, while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to help ensure the long-term success of our company and generate increased long-term value to our stockholders.

The Board of Directors requests the support of our stockholders for the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion in this Proxy Statement. This advisory vote on the compensation of our named executive officers gives our stockholders another means to make their opinions known on our executive compensation programs. For the reasons we discuss above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the ‘Compensation Discussion and Analysis’ section and compensation tables and narrative discussion contained in this Proxy Statement.”

This vote on the compensation of our named executive officers is advisory and not binding on us, our Board of Directors or the Personnel and Compensation Committee. Although the outcome of this advisory vote on the compensation of our named executive officers is nonbinding, the Personnel and Compensation Committee and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

56        A.O. Smith Corporation

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, at least once every six years, our company is required to submit for stockholder vote a nonbinding resolution to determine whether the advisory stockholder vote on executive compensation should occur every one, two or three years. Our stockholders last voted on the frequency of the advisory vote on executive compensation in 2017, when they recommended that such votes be held on an annual basis.

After careful consideration, the Board of Directors believes it is appropriate for executive compensation to continue to be submitted to an advisory vote of stockholders on an annual basis. An annual advisory vote on the compensation of our named executive compensation will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a consistent basis. Additionally, an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Personnel and Compensation Committee with more direct input from stockholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders once every year. When voting on this stockholder vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote every one year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one year, two years or three years, or to abstain from voting on the matter.

The option that receives the most votes will be the stockholders’ recommendation on the frequency of the advisory vote on the compensation of our named executive officers. This advisory vote is another means for stockholders to provide input on our compensation programs for named executive officers. Although your vote is not binding on the Board of Directors, the Board values the views of stockholders. The Board of Directors will review and give serious consideration to the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers.

2023 Proxy Statement        57

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is primarily responsible on behalf of the Board to oversee our financial reporting process, to oversee the activities of our internal audit function, and to appoint the independent registered public accounting firm, Ernst & Young LLP (E&Y). Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control. E&Y is responsible for auditing and reporting on those financial statements and our internal control structure. The Committee reviewed and discussed with management and E&Y our audited financial statements as of and for the year ended December 31, 2022.

The Audit Committee’s roles and responsibilities are set forth in a written Charter adopted by the Board, which is available on our website. We review and reassess the Charter annually, and more frequently as necessary to address any changes in the listing standards of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”) rules regarding audit committees, and recommend any changes to the Board for approval.

The Committee each quarter reviewed and commented on the earnings news release and SEC Form 10-Qs, including the interim statements included therein, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, general counsel, controller and E&Y prior to filing and public release.

The Committee discussed with E&Y the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. Both the director of internal audit and E&Y have direct access to the Audit Committee at any time on any issue of their choosing, and the Committee has the same direct access to the director of internal audit and E&Y. The Committee met quarterly with the director of internal audit and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also met separately each quarter with the company’s chief financial officer and controller regarding financial reporting, and met separately with the company’s general counsel on compliance matters. The Committee considered the status of pending litigation, taxation and other areas of oversight relating to financial reporting and audit processes as the Committee determined to be appropriate. The Committee reviewed with the Board and management the company’s ERM program, including specific risk topics that are addressed in presentations to the Board. The Committee also reviewed with management the evolving ESG regulatory landscape, including increased regulatory focus on climate change.

The Committee received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB for the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence. In addition, the Committee considered the compatibility of non-audit services with E&Y’s independence.

The Audit Committee has procedures for pre-approving all audit and non-audit services provided by its independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services. Audit Committee approval is required to exceed the amount of the budget for a particular category of non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, which is later ratified by the full Committee. The Audit Committee concluded the provision of E&Y’s non-audit services is compatible with E&Y maintaining its independence.

During the fiscal year ended December 31, 2022, E&Y was employed principally to perform the annual audit, and to render non-audit services. Fees paid to E&Y for each of the last two fiscal years are listed in the following table:

	Year Ended December 31

	2022	2021

Audit Fees	$2,008,000	$1,798,000

Non-Audit Fees	872,000	83,000

Total Fees	2,880,000	1,881,000

58        A.O. Smith Corporation

Report of the Audit Committee

Audit fees consist of fees for the annual audit of our company’s financial statements and internal controls over financial reporting, reviews of financial statements included in our Form 10-Q and Form 10-K filings, statutory audits for certain of our company’s foreign locations and other services related to regulatory filings.

Non-Audit Fees consist of $775,000 for acquisition-related fees and $97,000 for global tax-related audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023, subject to stockholder ratification, and provisionally approved its estimated fees for first and second quarter reviews, audit related and tax services.

Idelle K. Wolf, Chairperson

Earl E. Exum, Committee Member

Michael M. Larsen, Committee Member

Gene C. Wulf, Committee Member

2023 Proxy Statement        59

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of our company has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for 2023. Representatives of Ernst & Young LLP have been invited to be present at the 2023 Annual Meeting of Stockholders to provide a statement and respond to stockholder questions. Although not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate to obtain stockholder ratification of the Audit Committee’s action in appointing Ernst & Young LLP as our independent registered public accounting firm. The Board of Directors has itself ratified the Audit Committee’s action. Should such appointment not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of our company and our stockholders.

60        A.O. Smith Corporation

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee met four times during the year, one of which was a special meeting. The Committee monitored the status of legislation impacting corporate governance and reviewed a governance best practice or SEC topic at its three regular meetings. Further, the Committee reviewed and ratified its Charter, which provides that the Committee is responsible for the nomination of directors, review of director independence and compensation committee consultant independence, review of compensation to be paid to directors and our company’s corporate governance practices, especially in light of SEC and NYSE rules and governance trends. The Nominating and Governance Committee’s roles and responsibilities are set forth in a written Charter adopted by the Board, which is available on our website. We review and reassess the Charter annually, and more frequently as necessary to address any changes.

As part of its responsibilities, the Committee monitored and advised the full Board regarding our regulatory governance and corporate governance trends. It recommended to the Board of Directors updates to the Corporate Governance Guidelines, which the Board adopted. It reviewed the updated version of our code of business conduct, called the “Guiding Principles,” which the Board previously adopted. These and other corporate governance documents, including Board Committees’ Charters, are available via our website. No waivers were sought or granted from our code of conduct. The Committee also monitored director education programs in which directors participated. Finally, the Committee reviewed and made recommendations to the Board regarding the company’s ESG program, including the company’s 2022 ESG report, published in December.

As part of its responsibilities, the Committee oversaw a director search and recruitment process, as a result of which the Committee recommended to the Board the nomination of Mr. Exum as a new director at the 2022 Annual Meeting of Stockholders. The Committee also commenced the director recruitment process that culminated with the nomination of Mr. Mapes as a new director, pending his election by our stockholders at the Annual Meeting.

The Committee also is responsible for reviewing director compensation. For 2022, the Committee reviewed director compensation and recommended no changes.

The Committee reviewed Board Committee member qualifications and independence and made recommendations to the Board on member appointments to Committees. The Committee reviewed the Board’s Committee structure and operations and reported to the Board regarding them. Further, the Committee reviewed the independence of compensation consultants and made recommendations to the Personnel and Compensation Committee as to their independence.

The Committee also conducted an annual review of the process implemented by the Board and each Board Committee to review best practices and how they addressed risk oversight, as well as verified that all Committees’ Charters were in place and were reviewed by the Committees. The Committee also conducted a review of our Financial Code of Ethics, officers’ outside board memberships, minimum qualifications for directors, the process and procedure for stockholder recommendation of director candidates and stockholder communications with the Board. Finally, the Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the Board and each of the other Committees performed its own self-evaluation and reported on it to the Board of Directors. The directors also evaluated the performance of each of their fellow directors.

Victoria M. Holt, Chairperson

Ronald D. Brown, Committee Member

Dr. Ilham Kadri, Committee Member

Mark D. Smith, Committee Member

2023 Proxy Statement        61

DATE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 intended to be presented at the 2024 Annual Meeting of Stockholders must be received by us no later than November 3, 2023, to be considered for inclusion in our proxy materials for the 2023 meeting. If a stockholder who otherwise desires to bring a proposal before the 2024 meeting does not notify us of his or her intent to do so on or before January 17, 2024, then the proposal will be untimely, and the proxies will be able to vote on the proposal in their discretion.

Stockholders who intend to include director nominees in the form of proxy for the 2024 Annual Meeting of Stockholders must provide written notice to us no later than February 11, 2024, with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19 under the Securities Exchange Act of 1934.

62        A.O. Smith Corporation

STOCKHOLDER PROPOSAL REQUESTING A BOARD REPORT ASSESSING INCLUSION IN OUR WORKPLACE

The following stockholder proposal will be voted on at the 2023 Annual Meeting, if properly presented by the stockholder.

A. O. Smith has been notified that the NorthStar Asset Management, Inc. Funded Pension Plan, PO Box 301840, Boston, Massachusetts 02130, the beneficial owner for at least three years of shares of A. O. Smith common stock having a value of at least $2,000, intends to present the following proposal for consideration at the annual meeting:

Assessing Inclusion in the Workplace

WHEREAS:

A. O. Smith’s 2020 Corporate Responsibility Report explains that “[d]iversity has been empirically shown to promote creativity and innovation and is a priority within our company, driven by our Chief Executive Officer and with full support from our Leadership Team and Board of Directors”;

While the report describes initiatives on female representation, it is unclear how the company examines Black and Brown representation. The 2020 report does not provide statistics on the company’s racial or ethnic diversity in the workforce or leadership. This stands in contrast to Milwaukee, where A. O. Smith is headquartered, which is a “majority minority” city that was ranked the 6th most diverse large city in 2020. Only 34% of Milwaukee residents identify as non-Hispanic white;1

This ignites questions about whether the lack of leadership diversity indicates a systemic challenge at the company;

Author Ibram X. Kendi explains: “every policy in every institution in every community in every nation is producing or sustaining either racial inequity or equity…” existing both in “written and unwritten laws, rules, procedures, processes, regulations, and guidelines that govern people”2;

Harvard Business Review explains: “[c]ompanies must confront racism at a systemic level – addressing everything from the structural and social mechanics of their own organizations to the role they play in the economy at large”3;

Corporate culture can include “values, norms, conventions, shared beliefs, customs, traditions, symbols, rituals, knowledge, ideology, identities, and shared mental models.”4 We believe that long-term value creation could be advanced through analysis of whether and how systemic racism is embedded in company written and unwritten policies, corporate culture, and norms.

RESOLVED: Shareholders request the Board of Directors prepare a report to shareholders analyzing whether written policies or unwritten norms at A. O. Smith reinforce racism in company culture and including any planned remedies.

SUPPORTING STATEMENT: The report should be prepared within one year of the annual meeting, at reasonable cost and excluding proprietary and privileged information. For its analysis, the board is encouraged to consider soliciting outside expertise on racism in company culture in conjunction with eliciting feedback from employees through forms of communication such as focus groups or anonymous employee surveying on indicators of

[1]	https://www.census.gov/quickfacts/milwaukeecitywisconsin

[2]	https://www.penguin.co.uk/articles/2020/june/ibram-x-kendi-definition-of-antiracist.html

[3]	https://hbr.org/2020/06/confronting-racism-at-work-a-reading-list

[4]	https://ssrn.com/abstract=3946604

2023 Proxy Statement        63

Stockholder Proposal Requesting A Board Report Assessing Inclusion in Our Workplace

structural racism and its effects. In its discretion, the board may include assessment of whether company policies or unwritten norms:

1.

Yield inequitable outcomes for employees based on race or ethnicity such as patterns of hiring, retention, upward mobility, disciplinary action, allocation of “stretch assignments” (projects intended to develop employee skills and abilities), sponsorship, or usage of benefits;

2.	Consider “cultural fit” rather than capabilities or create “prove it again” biases (wherein employees of color are forced to prove their capabilities repeatedly);

3.

Establish a cultural hierarchy through permitting racial microaggressions (behaviors that stereotype or belittle a minority group), create perceived pressure to code-switch (behavioral adjustments used to navigate interracial interactions), or otherwise suppress cultural identity.

Board of Directors’ Response

Our Board of Directors and its Nominating and Governance Committee has considered this proposal, concluded that it is not in the best interests of our stockholders or employees, and recommends a vote against it. Our Board believes that A. O. Smith consistently promotes diversity and inclusion (D&I) in our policies and practices, which are grounded in our Values and Guiding Principles, the guiding force on how we operate and how we do business. As described in more detail below, our Values and Guiding Principles have a direct impact on the company’s approach to diversity and inclusion and the other policies and practices that extend from that foundation. The company is committed to making A. O. Smith an inclusive and welcoming workplace where our employees feel a sense of belonging, and this is fundamental to our Values. Respect for and the inclusion of racial and ethnic diversity are central to this unwavering commitment.

Commitment to D&I in Values and Guiding Principles

A. O. Smith developed its Guiding Principles to reinforce our Values when conducting our business and interacting with our customers, our employees and the communities in which we do business. Our success depends upon all of our employees, officers and directors sharing the same fundamental values and working towards the same goals.

The fourth of our five Values is to make A. O. Smith a good place to work. Diversity and inclusion are at the heart of what this Value means. Our Guiding Principles, available at https://www.aosmith.com/About/Governance/ (which is not incorporated by reference in this proxy statement) states: “In operating our Company, we will attract imaginative and highly capable people. We will emphasize teamwork and promote diversity in seeking our objectives.” It further provides that our objectives are to “[c]reate a climate where respect for the individual is fundamental; [e]ncourage the freedom and personal growth that comes from hard work, passion for continuous improvement and uncompromising ethical values; [t]reat each other fairly and without discrimination; [p]ay individuals equitably according to their contributions; and [p]rovide equipment, materials and training to ensure a safe working environment.

The Guiding Principles reiterates these commitments providing in part that “[w]e operate in a global environment and will strive to create a workplace where men and women from diverse backgrounds can thrive and achieve their fullest potential.”

Commitment to D&I Reflected in Board Composition

A. O. Smith is proud to have a Board that includes three women, one of whom is from an underrepresented racial/ethnic group, and two men from underrepresented racial/ethnic groups. This means that half of the seats on our Board, five out of ten, are women and/or from underrepresented racial/ethnic groups. On page seven of the 2022 Environmental, Social and Governance (“ESG”) Report, available at https://www.aosmith.com/About/Sustainability/2022-Environmental,-Social-and-Governance-Report/ we state that “diversity has been empirically

64        A. O. Smith Corporation

Stockholder Proposal Requesting A Board Report Assessing Inclusion in Our Workplace

shown to promote creativity and innovation and is a priority within our company, driven by our CEO and with full support from our Leadership Team and Board of Directors. Our Board represents broad gender, ethnic, racial and professional experience diversity.” That page also states that “the makeup of our board is tailored to the ever-evolving needs of our company. Our goal is to have a board that represents the interests of all our shareholders.”

Commitment to D&I in People Strategy

The commitments to diversity and inclusion set forth in our Values and Guiding Principles inform our global People Strategy. As we reported in our 2022 ESG Report “[w]e believe encouraging diverse perspectives from all employees drives enhanced innovation and results in more creative solutions and higher levels of performance. To that end, Diversity and Inclusion (D&I) is a key component of our People Strategy and is driven by our Chief Executive Officer with the full support from our Leadership Team and Board of Directors.” We note that the proposal was received prior to publishing our 2022 ESG Report.

This commitment sets the tone at the top with regard to diversity and inclusion.

Commitment to Continued Expansion Through D&I Initiatives

Our 2022 ESG Report details some of the specific initiatives A. O. Smith is pursuing to cultivate a diverse and inclusive workplace. Page twenty-three of the Report provides that “[b]uilding upon the work we started in 2018 with an initial focus on gender diversity, we broadened our focus in 2021 and 2022 to include racial diversity in the United States. We utilize diversity scorecards to identify opportunities for improvement and track progress in all aspects of D&I, including tracking applicants for our jobs, actual hires, promotions, and turnover. Also tracked is the percentage year-over-year of representation in leadership, officer, and manager roles. Finally, we measure pay equity.

In 2022, we also identified the need to enhance our inclusive leadership capabilities, and have embarked on a multi-year journey to enhance those skills for all supervisors and managers globally. This development process is only a sample of what we do to educate our leaders and employees on critical business initiatives, which enhances our position as an employer of choice and makes A. O. Smith a great place to work. Progress on all of these activities are regular topics of discussion with both the Senior Leadership and with our Board of Directors to ensure continued focus and attention to this important topic.

The ESG Report also highlights some ancillary programs that support our employees, including a new remote work program and a commitment to professional development plans for all salaried employees.

Commitment Reflected in Survey and Other Results

A. O. Smith employs a number of methods to track and measure progress on diversity and inclusion. In addition to the diversity scorecards described above, A. O. Smith regularly conducts a Global Employee Engagement Survey to assess the engagement of its employees. This survey asks at least five questions aimed to determine an environment of inclusion, the results of which are reviewed with our Board. The Company also maintains an anonymous reporting mechanism, the Integrity Helpline, staffed 24/7 by trained specialists from an independent third party, prepared to provide unbiased guidance and ensuring the ability to remain anonymous. More information can be found at www.aosintegrity.com (which is not incorporated by reference in this proxy statement) or the Company intranet (AOSnet or WeChat). The human resources professionals meet with senior leaders to review the diversity scorecard on an annual basis, and the Global Engagement Survey results every other year.

Board Recommendation

In summary, our Board has concluded that devoting additional time and resources to further assess and report on company policies and unwritten norms would distract from the ongoing efforts underway at A. O. Smith, is not in the best interests of our stockholders or employees, and recommends a vote against the stockholder proposal.

2023 Proxy Statement        65

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

A. O. SMITH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 11, 2023
9:00 a.m. Eastern Daylight Time (EDT)

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders’ Meeting to be Held on April 11, 2023.

Notice is hereby given that the Annual Meeting of Stockholders of A. O. Smith Corporation will be held on Tuesday, April 11, 2023, at 9:00 a.m. (EDT) at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report are available at www.proxydocs.com/aos.

If you want to receive a paper copy or an email with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before March 28, 2023, to facilitate timely delivery.

Admission to the Annual Meeting

All stockholders must pre-register in order to attend the Annual Meeting of Stockholders of A. O. Smith Corporation. Please contact us by email at jstern@aosmith.com or by telephone at 414-359-4000 and provide your name, address, telephone number and indicate your request to attend. We will respond to all pre-registration requests and will maintain a list of verified stockholders at the Annual Meeting. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. Annual meeting pre-registration requests must be received by the end of business on Friday, April 7, 2023.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3, for one year with respect to proposal 4 and AGAINST proposal 5:

1.	Election of our Directors;

2.	Approve, by nonbinding advisory vote, the compensation of our named executive officers;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm;

4.	Approve, by nonbinding advisory vote, whether the company will conduct future advisory votes on the compensation of our named executive officers every year, every two years or every three years; and

5.	Stockholder proposal requesting a Board report assessing inclusion in our workplace, if properly presented at the Annual Meeting.

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/aos

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.

•	Please have this Notice available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

To request paper copies of the proxy materials, which include the Proxy Card,

Proxy Statement and Annual Report, please contact us via:

Internet/Mobile - Access the Internet and go to www.investorelections.com/aos. Follow the instructions to log in and order copies.

Telephone - Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone telephone, and follow the instructions to log in and order copies.

Email - Send us an email at paper@investorelections.com with “aos Materials Request” in the subject line. The email must include:

•	The 11-digit Control Number located in the box in the upper right-hand corner on the front of this Notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery, you must include your email address.

•

If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last four digits of your Social Security Number or Tax Identification Number in the email.

Important Notice Regarding the Availability of Proxy Materials

This Important Notice Regarding the Availability of Proxy Materials (“Notice”) is provided to stockholders in place of the printed materials for the upcoming Stockholders’ Meeting.

Information about the Notice:

The Securities and Exchange Commission has adopted a voluntary rule permitting Internet-based delivery of proxy materials. Companies can now send Notices, rather than printed proxy materials to stockholders. This may help lower mailing, printing and storage costs for the company, while minimizing environmental impact. This Notice contains specific information regarding the meeting, proposals and the Internet site where the proxy materials may be found.

To view the proxy materials online:

Please refer to the instructions in this Notice on how to access and view the proxy materials online, including the Proxy Card, Proxy Statement and Annual Report.

To receive paper copies of the proxy materials:

Please refer to the instructions in this Notice on how to request hard copies of proxy materials via telephone, email or Internet.

Directions to Annual Meeting of Stockholders on April 11, 2023:

Location:	Hilton Columbus at Easton 3900 Chagrin Drive Columbus, Ohio
Directions:

From John Glenn International Airport in Columbus, Ohio:

Head east on International Gateway toward Stelzer Road. Turn left at first cross street onto Stelzer Road and follow for 3.4 miles. Then, turn left onto Easton Way for .2 miles. Turn right onto Chagrin Drive and left on the first cross street onto Townsfair Way. Hotel entrance is on the left.

Shareowner Services
P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Please have available the Control Number located at the top of this page.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET/MOBILE – www.proxypush.com/aos Use the Internet to vote your proxy until 11:59 pm (EDT) on April 10, 2023.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 pm (EDT) on April 10, 2023.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. Your proxy must be received by April 10, 2023.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

Detach here

A. O. SMITH CORPORATION 2023 ANNUAL MEETING

PROXY - COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, for one year with respect to proposal 4 and AGAINST proposal 5.

1.	Election of directors:	01	Ronald D Brown	03	Michael M. Larsen	☐ Vote FOR		☐ Vote WITHHELD
		02	Earl E. Exum	04	Idelle K. Wolf	all nominees		from all nominees
						(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve, by nonbinding advisory vote, the compensation of our named executive officers:						☐ For	☐ Against	☐ Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:						☐ For	☐ Against	☐ Abstain

4.	Proposal to approve, by nonbinding advisory vote, whether the company will conduct future advisory votes on the compensation of our named executive officers every year, two years or three years:					☐ One Year	☐ Two Years	☐ Three Years	☐ Abstain

5	Stockholder proposal requesting a Board report assessing inclusion in our workplace, if properly presented at the Annual Meeting.						☐ For	☐ Against	☐ Abstain
						Date
	Address change? Mark box, sign and indicate changes below: ☐

						Signature(s) in Box
						Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 11, 2023

9:00 a.m. Eastern Daylight Time (EDT)

A. O. SMITH CORPORATION

PROXY - COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints KEVIN J. WHEELER, CHARLES T. LAUBER and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio, on April 11, 2023, at 9:00 a.m. (EDT), or at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3,

for one year with respect to proposal 4 and AGAINST proposal 5.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services
P.O. Box 64945 St. Paul, MN 55164-0945
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Please have available the Control Number located at the top of this page.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET/MOBILE – www.proxypush.com/aos Use the Internet to vote your proxy until 11:59 pm (EDT) on April 10, 2023.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 pm (EDT) on April 10, 2023.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. Your proxy must be received by April 10, 2023.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

Detach here

A. O. SMITH CORPORATION 2023 ANNUAL MEETING

PROXY - CLASS A COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, for one year with respect to proposal 4 and AGAINST proposal 5.

1.	Election of directors:	01 02 03	Victoria M. Holt Dr. Ilham Kadri Christopher L. Mapes	04 05 06	Ajita G. Rajendra Mark D. Smith Kevin J. Wheeler	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve, by nonbinding advisory vote, the compensation of our named executive officers:						☐ For	☐ Against	☐ Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:						☐ For	☐ Against	☐ Abstain

4.	Proposal to approve, by nonbinding advisory vote, whether the company will conduct future advisory votes on the compensation of our named executive officers every year, two years or three years:					☐ One Year	☐ Two Years	☐ Three Years	☐ Abstain

5	Stockholder proposal requesting a Board report assessing inclusion in our workplace, if properly presented at the Annual Meeting.						☐ For	☐ Against	☐ Abstain
Date
Address change? Mark box, sign and indicate changes below: ☐

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 11, 2023

9:00 a.m. Eastern Daylight Time (EDT)

A. O. SMITH CORPORATION

PROXY – CLASS A COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints KEVIN J. WHEELER, CHARLES T. LAUBER and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio, on April 11, 2023, at 9:00 a.m. (EDT), or at any adjournment thereof, and to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3,

for one year with respect to proposal 4 and AGAINST proposal 5.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.